UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2024 (May 5, 2024)

PERFICIENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15169	74-2853258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Drive, Suite 600

Saint Louis, Missouri 63141

(Address of principal executive offices)

(314) 529-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PRFT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 5, 2024, Perficient, Inc., a Delaware corporation (the “Company” or “Perficient”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Plano HoldCo, Inc., a Delaware corporation (“Parent”), and Plano BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of BPEA Private Equity Fund VIII (“EQT Asia”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The board of directors of the Company (the “Company Board”) unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the other transaction documents contemplated by the Merger Agreement (the “Transaction Documents”), upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (iii) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement and the other Transaction Documents.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $76.00, without interest thereon (the “Per Share Price”), and (ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, in each case, as of immediately prior to the Effective Time, will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor.

Representations and Warranties and Covenants

The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Among other things, (i) the Company has agreed, subject to certain exceptions, to use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business, and (B) to the extent consistent with its operations in the ordinary course of business, preserve intact in all material respects its current business organization and to the extent material to the Company and it’s subsidiaries, its relationships with employees, Governmental Authorities (as defined in the Merger Agreement), third parties, key customers and key vendors, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, and not to take certain actions prior to the Effective Time without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and (ii) from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company has agreed not to solicit or engage in discussions or negotiations regarding certain alternative business combination transactions other than the Merger, subject to certain exceptions to permit the Company Board to comply with its fiduciary obligations.

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Treatment of Company Equity Awards

At the Effective Time, each:

•

Cash-based award of the Company measured in reference to a share of Company Common Stock (“Company Phantom Stock Award”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest thereon and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the aggregate number of shares of Company Common Stock measured by reference to such Company Phantom Stock Award as of immediately prior to the Effective Time (the “Company Phantom Stock Award Consideration”);

•

Award of restricted stock units of the Company subject to service-based vesting conditions (“Company RSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash (without interest thereon and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the aggregate number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time (the “Company RSU Consideration”);

•

Award of restricted stock of the Company (“Company Restricted Share”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash (without interest thereon and subject to applicable withholding taxes) equal to the Per Share Price (the “Company Restricted Share Consideration”); and

•

Award of restricted stock units of the Company subject to performance-based vesting conditions (“Company PSU”) outstanding as of immediately prior to the Effective Time, whether vested or unvested and determined assuming any performance-based vesting condition is achieved at a level such that 100% of the Company Common Stock underlying such Company PSUs are considered to be outstanding, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash (without interest thereon and subject to applicable withholding taxes) equal to the Per Share Price (the “Company PSU Consideration” together with the Company Phantom Stock Award Consideration, the Company RSU Consideration, and the Company Restricted Share Consideration, the “Equity Award Consideration”).

Except as otherwise provided in the Merger Agreement, the Equity Award Consideration payable to holders of Company Phantom Stock Awards, Company RSUs, Company Restricted Shares and Company PSUs (collectively, the “Equity Awards”, and such holders, the “Equity Award Holders”) will be paid to Equity Award Holders as follows: (A) 100% of the Equity Award Consideration in respect of (x) Equity Awards that are vested as of the Effective Time in accordance with the existing terms and conditions applicable to such Equity Awards, (y) Equity Awards that are scheduled to vest in the ordinary course during the six-month period following the Effective Time, and (z) Equity Awards held by non-employee members of the Company Board and (B) 50% of the Equity Award Consideration in respect of Equity Awards that are scheduled to vest in the ordinary course between the six-month and first anniversary of the Effective Time (the Equity Awards described in this sub-clause (B), the “Bring Forward Awards”) will vest and be paid by the Company or the Surviving Corporation (as defined in the Merger Agreement) to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding, as promptly as reasonably practicable after the Effective Time.

Subject to the continued employment by the Company, the Surviving Corporation or their subsidiaries of the applicable Equity Award Holder through the applicable vesting date, the remaining 50% of the Bring Forward Awards will vest and be paid by the Company or the Surviving Corporation to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding, as promptly as reasonably practicable after the earlier of the six-month anniversary of the Effective Time and the applicable Equity Award Holder’s Qualifying Termination (as defined in the Merger Agreement).

Except as otherwise provided in the Merger Agreement, subject to the continued employment by the Company, Surviving Corporation or their subsidiaries of the applicable Equity Award Holder through the applicable vesting date, 100% of the Equity Award Consideration in respect of Equity Awards that are not described in the paragraphs above will vest and be paid by the Company or the Surviving Corporation to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding, as promptly as reasonably practicable after the earlier of the first anniversary of the Effective Time and the applicable Equity Award Holder’s Qualifying Termination.

Closing Conditions

The closing of the Merger (the “Closing”) is conditioned on certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding Company Common Stock, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act, (ii) conclusion of any review or investigation of the Transactions (as defined in the Merger Agreement) by the Committee on Foreign Investment in the United States, (iv) certain other approvals and clearances by government authorities (including the expiration of any waiting periods in respect thereof), and (v) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the Transactions and the absence of any Company Material Adverse Effect (as defined in the Merger Agreement). The Closing will not occur prior to July 5, 2024, without the prior written consent of Parent.

Termination Rights

The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Parent and the Company and contains certain other customary termination rights for each of the Company and Parent (subject to customary carveouts and exceptions, as applicable), including (i) if the Merger is not consummated by 11:59 p.m., New York City time, on February 5, 2025 (subject to an extension until 11:59 p.m., New York City time, on May 5, 2025 under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case, the “Termination Date”), (ii) if the required approval by a majority of the Company’s stockholders is not obtained, (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the conditions to the Closing set forth in the Merger Agreement to not be satisfied and fails to cure such breach, or (iv) if (A) any judgment, law or order prohibiting the Merger or the Transactions has become final and non-appealable or (B) any statute, rule or regulation has been enacted, entered or enforced that prohibits the Merger. In addition, (x) subject to compliance with certain terms of the Merger Agreement, the Merger Agreement may be terminated by the Company (prior to obtaining the required Company stockholder approval) in order to enter into a definitive agreement providing for a superior proposal, (y) the Merger Agreement may be terminated by the Company (A) if all conditions of Parent and Merger Sub to consummate the Closing are satisfied or waived, (B) Parent fails to consummate the Merger three business days after the first date on which it is required to consummate the Closing pursuant to the Merger Agreement, and (C) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing and (z) the Merger Agreement may be terminated by Parent (prior to obtaining the required Company stockholder approval) if the Company Board changes its recommendation that the Company’s stockholders adopt the Merger Agreement.

Termination Fee

If (i) the Merger Agreement is validly terminated by (x) Parent or the Company, if the Merger has not occurred by the Termination Date (provided that all conditions to the Company’s obligations to consummate the Closing, other than approval of the Merger by a majority of the Company’s stockholders, have been satisfied or waived at the Termination Date or are capable of being satisfied), (y) Parent or the Company, if the Company fails to obtain the required approval of the Merger by a majority of the Company’s stockholders or (z) Parent, due to the Company’s uncured breach of its representations, warranties and covenants set forth in the Merger Agreement, (ii) prior to such termination, a third party publicly announces, or provides to the Company Board or the Company’s management a proposal for an alternative control transaction with the Company, and does not irrevocably withdraw such proposal at least five business days prior to the meeting of the Company’s stockholders or prior to the date of termination of the Merger Agreement, as applicable, and (iii) within twelve months following such termination, the Company enters into a definitive agreement providing for an alternative control transaction or consummates such transaction, the Company will be required to pay

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Parent a termination fee equal to $81,318,944 (the “Company Termination Fee”). The Company is also required to pay the Company Termination Fee (i) if, prior to obtaining the required approval by a majority of the Company’s stockholders, Parent terminates the Merger Agreement because the Company Board changes its recommendation regarding the Merger or (ii) if, prior to obtaining the required approval by a majority of the Company’s stockholders, the Company terminates the Merger Agreement to enter into a definitive agreement providing for an alternative control transaction the Company Board deems to be superior to the Transactions (which the Company may only do under the circumstances provided in the Merger Agreement). Further, Parent is required to pay the Company a termination fee equal to $162,637,888 (the “Parent Termination Fee”) if (i) the Company terminates the Merger Agreement due to Parent’s or Merger Sub’s uncured breach or failure to perform of the representations, warranties, covenants or other agreements contained in the Merger Agreement, (ii) the Company terminates (x) if all conditions to Closing are satisfied or waived, (y) Parent fails to consummate the Merger by the date that is three business days after the first date on which Parent is required to consummate the Closing pursuant to the Merger Agreement and (z) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing or (iii) the Company or Parent terminates for failure to consummate the Closing prior to the Termination Date (in any such case, at a time at which the Company had the right to terminate the Agreement as described in the foregoing clauses (i) and (ii)).

The foregoing description of the Merger Agreement and the Transactions is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated by reference herein. The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, Parent or Merger Sub. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, investors should read the Merger Agreement not in isolation, but only in conjunction with the other information that the Company includes in reports, statements and other filings it makes with the U.S. Securities and Exchange Commission (the “SEC”).

Financing Commitments

Parent and Merger Sub have obtained equity and debt financing commitments for the Transactions, the aggregate proceeds of which are expected to be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Debt Financing and the Equity Financing described below).

Funds affiliated with EQT Asia and Wallbrook Pte. Ltd. (collectively, the “Equity Investors”) have committed, pursuant to equity commitment letters, dated as of May 5, 2024 (the “Equity Commitment Letters”), to, directly or indirectly, capitalize Parent, at or immediately prior to the Closing of the Merger, with equity contributions in an aggregate amount of $2,228,265,465, on the terms and subject to the conditions set forth in their respective Equity Commitment Letters. Each of the Equity Investors has also provided a limited guarantee in favor of the Company to guarantee, subject to certain limitations, the payment of such guarantor’s pro rata share of the obligation of Parent to pay the Parent Termination Fee and certain out-of-pocket fees, cost and expenses incurred by the Company in connection with, and solely to the extent reimbursable under, the Merger Agreement (subject to an aggregate cap of $5,000,000).

4

JPMorgan Chase Bank, N.A., Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (collectively and together with certain affiliates, the “Lenders”) have committed to provide debt financing (the “Debt Financing”) in connection with the Merger consisting of (i) a senior secured revolving credit facility in an aggregate principal amount equal to $200,000,000; and (ii) a senior secured term loan facility in an aggregate principal amount equal to $935,000,000, in each case, on the terms and subject to the conditions set forth in the commitment letter, dated as of May 5, 2024 (the “Debt Commitment Letter”). The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions precedent, including the receipt of executed definitive loan documentation, the truth and accuracy of certain specified representations and warranties in all material respects (including certain representations and warranties made by the Company in the Merger Agreement), consummation of the Transactions, the repayment of the Company’s existing indebtedness under that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2023, with, among others, Wells Fargo Bank, National Association as administrative agent, and the collateral agent and contribution of a certain amount of minimum equity by the Equity Investors or certain other investors.

Item 8.01	Other Events.

On May 5, 2024, Perficient and EQT Asia issued a Joint Press Release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the proposed merger. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Perficient management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Perficient. These forward-looking statements are subject to a number of risks and uncertainties, including the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect Perficient’s business and the market price of Perficient common stock; timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Perficient stockholders may not approve the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Perficient common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; restrictions imposed on Perficient’s business during the pendency of the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Perficient to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Perficient Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Perficient from time to time with the SEC. These filings, when available, are available on the investor relations section of the Perficient website at www.perficient.gcs-web.com or on the SEC’s website at www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Perficient presently does not know

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of or that Perficient currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. Perficient assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving Perficient, Inc. and an affiliate of BPEA Private Equity Fund VIII. In connection with the proposed merger, Perficient intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary and definitive proxy statement on Schedule 14A. Following the filing of the definitive proxy statement (the “proxy statement”) with the SEC, Perficient will mail the proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PERFICIENT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE THEREIN WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the proxy statement (when available) and other documents filed by Perficient with the SEC, without charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Perficient will be available free of charge on Perficient’s website www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

Perficient and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about its directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Compensation of Directors,” “Compensation of Executive Officers,” and “Security Ownership of Certain Beneficial Owners and Management” contained in the proxy statement for the Perficient 2024 Annual Stockholder Meeting filed with the SEC on April 17, 2024 (the “2024 Annual Meeting Proxy Statement”). To the extent that Perficient’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2024 Annual Meeting Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant materials regarding the proposed merger to be filed with the SEC or incorporated by reference therein when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

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ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, by and among Plano HoldCo, Inc., Plano BidCo, Inc. and Perficient, Inc., dated as of May 5, 2024.*

99.1	Joint Press Release, dated as of May 5, 2024

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Date: May 6, 2024	By:	/s/ Paul E. Martin
	Name:	Paul E. Martin
	Title:	Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PLANO HOLDCO, INC.,

PLANO BIDCO, INC.

and

PERFICIENT, INC.

Dated as of May 5, 2024

i

3.24	Sanctions; Anti-Corruption Compliance	45
3.25	Brokers	45
3.26	Company Information	46
3.27	Related Party Transactions	46
3.28	Government Contracts	46
3.29	No Other Representations or Warranties	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		47

4.1	Organization; Good Standing	47
4.2	Corporate Power; Enforceability	47
4.3	Non-Contravention	47
4.4	Requisite Governmental Approvals	47
4.5	Legal Proceedings; Orders	48
4.6	Ownership of Company Common Stock or Company Convertible Notes	48
4.7	Brokers	48
4.8	Operations of Parent and Merger Sub	48
4.9	No Parent Vote or Approval Required	48
4.10	Guarantee	49
4.11	Financing	49
4.12	Stockholder and Management Arrangements	51
4.13	Solvency	51
4.14	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	52
4.15	Parent and Merger Sub Information	52
4.16	No Other Representations or Warranties	52

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		53

5.1	Affirmative Obligations	53
5.2	Forbearance Covenants	53
5.3	No Solicitation	57
5.4	No Control of the Other Party’s Business	62

ARTICLE VI ADDITIONAL COVENANTS		62

6.1	Required Action and Forbearance; Efforts	62
6.2	Antitrust, Foreign Investment and Regulatory Matters	63
6.3	Proxy Statement	67
6.4	Company Stockholder Meeting	68
6.5	Financing	69
6.6	Financing Cooperation	72
6.7	Anti-Takeover Laws	75
6.8	Access	75
6.9	Section 16(b) Exemption	76
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	77
6.11	Employee Matters	79
6.12	Obligations of Merger Sub	81
6.13	Notification of Certain Matters	81

ii

6.14	Public Statements and Disclosure	81
6.15	Transaction Litigation	82
6.16	Stock Exchange Delisting; Deregistration	82
6.17	Additional Agreements	82
6.18	Parent Vote	82
6.19	Certain Arrangements	82
6.20	Convertible Notes; Hedging Transactions	82

ARTICLE VII CONDITIONS TO THE MERGER		84

7.1	Conditions to Each Party’s Obligations to Effect the Merger	84
7.2	Conditions to the Obligations of Parent and Merger Sub	84
7.3	Conditions to the Company’s Obligations to Effect the Merger	85

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		86

8.1	Termination	86
8.2	Manner and Notice of Termination; Effect of Termination	88
8.3	Fees and Expenses	88
8.4	Amendment	92
8.5	Extension; Waiver	92

ARTICLE IX GENERAL PROVISIONS		92

9.1	Survival of Representations, Warranties and Covenants	92
9.2	Notices	92
9.3	Assignment	94
9.4	Confidentiality	95
9.5	Entire Agreement	95
9.6	Third Party Beneficiaries	95
9.7	Severability	95
9.8	Remedies	96
9.9	Governing Law	97
9.10	Consent to Jurisdiction	98
9.11	WAIVER OF JURY TRIAL	99
9.12	No Recourse	99
9.13	Company Disclosure Letter References	100
9.14	Counterparts	101
9.15	Exculpation of Financing Source Related Parties	101

EXHIBITS

Exhibit A	Certificate of Incorporation of the Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2024, by and among Plano HoldCo, Inc., a Delaware corporation (“Parent”), Plano BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Perficient, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered guarantees (the “Guarantees”) from BPEA Private Equity Fund VIII, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, BPEA Private Equity Fund VIII, SCSp, a special limited partnership (société en commandite spéciale) organized and existing under the laws of the Grand Duchy of Luxembourg and Wallbrook Pte. Ltd., a Singapore private limited company (together, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of Parent and Merger Sub contained in this Agreement.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2025 Convertible Notes” means the Company’s 1.250% convertible senior notes due 2025 issued under the 2025 Convertible Notes Indenture.

(b) “2025 Convertible Notes Indenture” means the Indenture, dated as of August 14, 2020, by and between the Company and the Trustee.

(c) “2026 Convertible Notes” means the Company’s 0.125% convertible senior notes due 2026 issued under the 2026 Convertible Notes Indenture.

(d) “2026 Convertible Notes Indenture” means the Indenture, dated as of November 9, 2021, by and between the Company and the Trustee.

(e) “Acceptable Confidentiality Agreement” means any confidentiality agreement (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof and containing terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of, or amendment to, any Acquisition Proposal. For the avoidance of doubt, any joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the terms of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(f) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(g) “Acquisition Transaction” means any single transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board), including the capital stock or other equity or voting interests in any of the Company’s Subsidiaries;

(iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 20% of the equity interests of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(h) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (A) with respect to Parent, the term “Affiliate” shall not include any investment fund, investment vehicle or client sponsored or advised by EQT AB or any of its Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client and (B) none of the GIC Investor nor any other co-investor in Parent shall be considered an Affiliate of Parent hereunder; provided, that these limitations shall not apply with respect to (i) the definition of “Parent Related Parties” and (ii) Section 4.6.

(i) “Anti-Corruption Laws” means Laws in any applicable jurisdiction that relate to bribery, corruption, kickbacks, racketeering, fraud, or other improper payments, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(j) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(k) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2023 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 27, 2024.

(l) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(m) “Bylaws” means the Second Amended and Restated Bylaws of the Company.

(n) “Charter” means the Amended and Restated Certificate of Incorporation of the Company.

(o) “Code” means the Internal Revenue Code of 1986.

(p) “Company Board” means the Board of Directors of the Company.

(q) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(r) “Company Convertible Notes” means, together, the 2025 Convertible Notes and the 2026 Convertible Notes.

(s) “Company Convertible Notes Indentures” means, together, the 2025 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.

(t) “Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2023, as amended from time to time, among, inter alios, the Company, as Borrower, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A. and U.S. Bank National Association, as syndication agents, JPMorgan Chase Bank, N.A., as documentation agent, Wells Fargo Securities, LLC, BofA Securities, Inc. and U.S. Bank National Association as joint arrangers and joint bookrunners and the other lenders parties thereto, and all pledge, security and other agreements and documents related thereto.

(u) “Company ESPP” means Perficient, Inc. Employee Stock Purchase Plan.

(v) “Company Financial Advisors” means each of BofA Securities, Inc. and Wells Fargo Securities, LLC.

(w) “Company Indebtedness” means all debt outstanding under the Company Credit Agreement.

(x) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(y) “Company IT Assets” means all information technology assets owned or used by the Company and its Subsidiaries, including computers, servers, networks, software, applications, databases, websites, workstations, routers, hubs, switches, and data communications lines.

(z) “Company Material Adverse Effect” means any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has a material adverse effect on the business, properties, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects, developments, occurrences or states of facts arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii) conditions in the equity, credit, debt, financial, currency or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country or region in the world; (B) changes in exchange rates for the currencies of the United States or any other country or region in the world; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in the United States or any other country or region in the world in which the Company or any of its Subsidiaries conducts business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, civil unrest, foreign or domestic social protest or social unrest (whether or not violent), sabotage, cyberattack, terrorism (including cyberterrorism) or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any employee attrition), regulators, Governmental Authorities, vendors or any other third Person (it being understood that this clause (vi) shall not apply with respect to any representation or warranty or condition to Closing that is intended to address the consequences of the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency or consummation of the Transactions);

(vii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to the express terms of this Agreement, in each case, other than as required or contemplated by Section 5.1;

(viii) any action taken or refrained from being taken, in each case, to which Parent has expressly approved or consented to in writing following the date of this Agreement;

(ix) changes or proposed changes in GAAP or other accounting standards, in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x) any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(xi) any changes in the price or trading volume of the Company Common Stock or the Company Convertible Notes, or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such changes may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xii) any failure by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that, in the case of each of foregoing clauses (A) and (B), the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent not otherwise excluded hereunder);

(xiii) the availability or cost of equity, debt or other financing to Parent, Merger Sub or their respective Affiliates;

(xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xv) the identity of, or any facts or circumstances relating to, the Guarantors, Parent, Merger Sub, or their respective Affiliates as the acquirer of the Company, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

(xvi) any breach by Parent or Merger Sub of this Agreement;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix) and (x) to the extent that such changes, events, effects, developments, occurrences or state of facts have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(aa) “Company Phantom Stock Award” means each award that is measured by reference to a share of Company Common Stock granted under any of the Company Stock Plans.

(bb) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(cc) “Company PSU” means each award of restricted stock units of the Company issued under any of the Company Stock Plans that is subject to performance-based vesting conditions.

(dd) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(ee) “Company Restricted Share” means each award of restricted stock of the Company issued under any of the Company Stock Plans.

(ff) “Company RSU” means each award of restricted stock units of the Company granted under any of the Company Stock Plans that is not subject to any performance-based vesting conditions.

(gg) “Company Stock Plans” means the Third Amended and Restated Perficient, Inc. 2012 Long-Term Incentive Plan, Perficient, Inc. 2022 Phantom Stock Plan for Employees of First Plus Soft S.A.U., Perficient, Inc. 2007 Phantom Stock Plan for Nationals of the People’s Republic of China, Perficient, Inc. 2015 Phantom Stock Plan for Employees of Perficient India Private Limited, Perficient, Inc. 2021 Phantom Stock Plan for Employees of Productora de Software S.A.S., Talos Digital S.A.S. and Overactive S.A.S., Perficient, Inc. 2022 Phantom Stock Plan for Employees of Inflection Point, S.A. DE C.V., Perficient, Inc. 2022 Phantom Stock Plan for Employees of Izmul S.A., Lundol Trade S.A. and Soft OA S.R.L., and Perficient, Inc. 2024 Phantom Stock Plan for Employees of the Romanian Branch of SMEDIX, Inc.

(hh) “Company Stockholders” means the holders of shares of Company Common Stock.

(ii) “Company Termination Fee” means an amount equal to $81,318,944.

(jj) “Confidentiality Agreement” means that certain Confidentiality Agreement, in effect between the Company and EQT Partners Asia Pte. Ltd. (together with any joinders thereto).

(kk) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ll) “Contract” means any legally binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.

(mm) “Convertible Note Hedge Options” means:

(i) the call options entered in connection with the 2025 Convertible Notes, evidenced by (a) the call option confirmation, dated August 11, 2020, between the Company and Nomura Global Financial Products Inc., (b) the call option confirmation, dated August 11, 2020, between the Company and Credit Suisse Capital LLC, (c) the call option confirmation, dated August 11, 2020, between the Company and Royal Bank of Canada, (d) the call option confirmation, dated August 11, 2020, between the Company and Jefferies International Limited, (e) the call option confirmation, dated August 12, 2020, between the Company and Nomura Global Financial Products Inc., (f) the call option confirmation, dated August 12, 2020, between the Company and Credit Suisse Capital LLC, (g) the call option confirmation, dated August 12, 2020, between the Company and Royal Bank of Canada, and (h) the call option confirmation, dated August 12, 2020, between the Company and Jefferies International Limited, in each case as amended, restated or otherwise modified from time to time; and

(ii) the call options entered into in connection with the 2026 Convertible Notes, evidenced by (a) the call option confirmation, dated November 4, 2021, between the Company and Royal Bank of Canada, (b) the call option confirmation, dated November 4, 2021, between the Company and Nomura Global Financial Products Inc., (c) the call option confirmation, dated November 4, 2021, between the Company and Morgan Stanley Capital Products LLC, (d) the call option confirmation, dated November 4, 2021, between the Company and Barclays Bank PLC, (e) the call option confirmation, dated November 4, 2021, between the Company and Jefferies International Limited, (f) the call option confirmation, dated November 5, 2021, between the Company and Royal Bank of Canada, (g) the call option confirmation, dated November 5, 2021, between the Company and Nomura Global Financial Products Inc., (h) the call option confirmation, dated November 5, 2021, between the Company and Morgan Stanley Capital Products LLC, (i) the call option confirmation, dated November 5, 2021, between the Company and Barclays Bank PLC, and (j) the call option confirmation, dated November 5, 2021, between the Company and Jefferies International Limited, in each case as amended, restated or otherwise modified from time to time.

(nn) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(oo) “Cybersecurity Measures” means any reasonable emergency measures or reasonable emergency changes in business operations adopted on a temporary basis in good faith and in compliance with applicable Law by the Company and its Subsidiaries in response to a cybersecurity attack, breach or similar incident to the extent necessary for the protection of its information technology or any stored personally identifiable information.

(pp) “DOJ” means the United States Department of Justice or any successor thereto.

(qq) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, phantom equity, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, employment, individual consulting, severance, separation, termination, retention, change of control, stay bonus, and other similar plan, program, agreement or arrangement that is (i) sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee or other service provider of the Company or any of its Subsidiaries or (ii) related to which the Company or any of its Subsidiaries has any current or potential liability, in each case, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority or any Multiemployer Plan.

(rr) “Environmental Law” means any Law relating to public or worker health or safety (to the extent relating to Hazardous Substances), the protection of the environment (including ambient air, surface water, groundwater or land), or pollution.

(ss) “ERISA” means the Employee Retirement Income Security Act of 1974.

(tt) “ERISA Affiliate” means any Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, is deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(uu) “Exchange Act” means the Securities Exchange Act of 1934.

(vv) “Financing Sources” means the agents, arrangers, bookrunners, underwriters, lenders and other Persons that have committed to provide or arrange the Debt Financing pursuant to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each other Person that commits to provide or otherwise provides any Alternate Debt Financing, in each case, together with their Affiliates and Representatives involved in the Debt Financing or any Alternate Debt Financing and their successors and assigns.

(ww) “Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions or transactions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

(xx) “FTC” means the United States Federal Trade Commission or any successor thereto.

(yy) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(zz) “GIC Investor” means Wallbrook Pte. Ltd., a Singapore private limited company.

(aaa) “Government Contract” means any (a) prime Contract, subcontract, task order or delivery order that is (i) between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide products or services in connection with a Contract between another entity and a Governmental Authority.

(bbb) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, multinational, state, county, municipal, provincial or local, whether domestic or foreign.

(ccc) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, any Governmental Authority.

(ddd) “Group” means a “group” as used in Section 13(d) of the Exchange Act.

(eee) “Hazardous Substance” means any toxic or hazardous material, substance or waste, including any which is defined or regulated under Environmental Laws due to its hazardous or dangerous properties or characteristics.

(fff) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ggg) “Intellectual Property” means all worldwide intellectual property, including: (i) all patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) all trademarks, service marks, domain names, social or mobile media identifiers, trade dress rights, logos and similar designations of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) all know-how, methods, processes, trade secrets and rights in confidential information and (v) all registrations, applications, renewals, reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations of any of the foregoing.

(hhh) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments including any accrued interest thereon, (iii) all lease obligations of such Person capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

(iii) “Intervening Event” means any positive change, event, effect, development or circumstance that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (iii) may be considered and taken into account).

(jjj) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Principal Accounting Officer, in each case after reasonable due inquiry.

(kkk) “Law” means any federal, national, multinational, state, county, municipal, provincial or local, whether domestic or foreign, statute, constitution, common law, ordinance, code, decree, Order, judgment, determination, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, Order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute or proceeding.

(lll) “Legal Proceeding” means any claim, action, charge, suit, litigation, investigation, audit, inquiry, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(mmm) “Liens” means any pledges, liens, charges, mortgages, encumbrances, licenses, preemptive rights, community property rights and security or adverse ownership interests.

(nnn) “Material Contract” means any of the following Contracts (other than Company Stock Plans and Employee Plans) by which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective assets, rights, property or business are bound or subject to:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) that would be required to be filed by the Company with the SEC;

(ii) any Contract relating to the disposition or acquisition of equity or assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iii) any Contract with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the twenty-five (25) largest sources of revenues for the Company and its Subsidiaries, taken as a whole (each, a “Material Customer”), based on amounts paid or payable (excluding any purchase orders, statements of work and invoices entered into in the ordinary course of business);

(iv) any Contract with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the twenty (20) largest sources of payment obligations for the Company and its Subsidiaries, taken as a whole (each, a “Material Vendor”), based on amounts paid or payable (excluding any purchase orders, statements of work and invoices entered into in the ordinary course of business);

(v) any Contract containing any covenant or provision (A) limiting the right of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of its Subsidiaries) to engage in any line of business or compete with any Person or in any geographic region or (B) prohibiting or restricting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, other than any such Contract that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less and is not with a Material Customer, Material Vendor or otherwise material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract containing any covenant or provision limiting in any material respect the right of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of its Subsidiaries) to design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Intellectual Property (or that otherwise grants any exclusive rights to Intellectual Property);

(vii) any Contract containing “most favored nation,” “exclusivity,” or similar provisions, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less and is not with a Material Customer, Material Vendor or otherwise material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract under which the Company or its Subsidiaries have continuing payment obligations after the date of this Agreement in excess of $5,000,000, including “earnout,” indemnification or other contingent payment obligations but excluding any revenue share, residual or similar obligations that are not reasonably expected to be in excess of such amount based on the year ended December 31, 2023;

(ix) any Contract pursuant to which (A) the Company or any of its Subsidiaries grants to a third party a license or other right in or to use any Company Intellectual Property for which the royalty payments exceeded $2,500,000 over the four (4) consecutive fiscal quarters ended March 31, 2024 or that is otherwise material to the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted to customers in the ordinary course of business, including in connection with the sale or licensing of any products or services, or non-exclusive licenses granted to third parties that are incidental to the third party’s provision of products or services to the Company or any of its Subsidiaries), or (B) a third party grants to the Company or any of its Subsidiaries a license or other right in or to use any Intellectual Property owned by such third party that involved individual or aggregate payments of more than $2,500,000 during the year ended December 31, 2023 or that is otherwise material to the Company and its Subsidiaries, taken as a whole (other than any “shrink wrap,” “commercially available software package,” “click through” license or off-the-shelf software licenses commercially available on standard terms with individual or aggregate payments of less than $2,500,000 during the year ended December 31, 2023);

(x) any Contract providing for indemnification of any officer, director, employee, consultant or independent contractor by the Company or any of its Subsidiaries, other than (A) Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms made available to Parent and (B) the Organizational Documents of the Company and its Subsidiaries;

(xi) any Contract under which the Company and its Subsidiaries has made or received payments in an amount (A) in the case of payments to the Company, in excess of $7,500,000 in the aggregate and (B) in the case of payments by the Company, in excess of $5,000,000 in the aggregate, in each case, during the year ended December 31, 2023;

(xii) any Contract with any Governmental Authority under which the Company and its Subsidiaries has received payments in an amount in excess of $1,000,000 during the year ended December 31, 2023 (excluding any immaterial addendums or schedules thereto);

(xiii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business;

(xiv) any Contract relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $3,000,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(xv) that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof;

(xvi) that is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

(xvii) any Contract that involves a material joint venture, partnership, limited liability company, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5,000,000 during the year ended December 31, 2023; and

(xviii) any Government Contract under which the Company and its Subsidiaries has received payments in an amount in excess of $500,000 during the year ended December 31, 2023.

(ooo) “Nasdaq” means the Nasdaq Global Select Market.

(ppp) “Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, determination, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).

(qqq) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(rrr) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due or payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the latest financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising or incurred in the ordinary course of business for amounts that are not yet due or payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) liens imposed by applicable Law (other than Laws in respect of Taxes); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way and other similar liens of record and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable Leased Real Property or tangible personal property subject thereto; (vii) any non-exclusive license, option, covenant not to sue, or similar contractual obligations with respect to any Intellectual Property entered into in the ordinary course of business; (viii) liens pursuant to any Company Indebtedness; (ix) statutory, common Law or contractual liens securing payments not yet due, including liens of landlords pursuant to the terms of any lease, or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (x) matters that would be disclosed by an accurate survey of the Leased Real Property that do not adversely affect in any material respect the current use or occupancy of the applicable Leased Real Property; or (xi) non-monetary liens that do not adversely affect in any material respect the current use or occupancy of the applicable Leased Real Property or other assets subject thereto.

(sss) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ttt) “Personal Information” means any information that enables, or could reasonably enable, a Person in possession thereof to identify a natural person or that is otherwise considered personally identifiable information, personal information, personal data or any other similar term under applicable Law.

(uuu) “Privacy Requirements” means all (i) Data Protection Laws and (ii) applicable publicly posted policies of the Company or any of its Subsidiaries and binding industry standards, in each case relating to the protection or processing of Personal Information, data privacy or cybersecurity or the privacy of electronic communications in any relevant jurisdiction.

(vvv) “Registered Intellectual Property” means all (i) Patents; (ii) Marks; and (iii) Copyrights.

(www) “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f) and Section 6.6(g).

(xxx) “Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other advisors and representatives.

(yyy) “Required Financing Information” means (i) the audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, income statements and cash flow statements for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) the unaudited consolidated financial statements of the Company consisting of balance sheets, income statements and cash flow statements as of the last day of and for each completed fiscal quarter following the most recently completed financial statements delivered pursuant to clause (i) (and for the corresponding fiscal quarter for the prior fiscal year) and ended at least 45 days before the Closing Date, other than with respect to any quarter end that is also a fiscal year end.

(zzz) “Sanctioned Country” means at any time, any country, region, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

(aaaa) “Sanctioned Person” means any Person that is (i) listed on any applicable Sanctions-related list; (ii) resident in, operating from, or organized under the laws of, a Sanctioned Country; (iii) 50% or more owned or (where relevant under applicable Sanctions) controlled by any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a subject or target of any Sanctions.

(bbbb) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union and enforced by its member states, HM’s Treasury of the United Kingdom, or any other applicable sanctions authority.

(cccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(dddd) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eeee) “Securities Act” means the Securities Act of 1933.

(ffff) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or managers, or other Persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.

(gggg) “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account (i) any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal in accordance with Section 5.3(d) and (ii) any legal, regulatory, financial, timing, financing, the identity of the Person making the proposal, and other aspects of such proposal that the Company Board considers in good faith to be relevant). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(hhhh) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments or similar charges, fees, levies, or impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, escheat or unclaimed property, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(iiii) “Tax Return” means any return, declaration, report, statement, claim for refund, information return or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jjjj) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceeding that is (i) among all or some of the Parties and (ii) related to this Agreement or the Financing Letters.

(kkkk) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(llll) “Treasury Regulations” means the United States Department of the Treasury regulations promulgated under the Code.

(mmmm) “Trustee” means U.S. Bank National Association.

(nnnn) “U.S. Corporate Transparency Act of 2019” means 31 U.S.C. §5336 and any implementing regulations, rules, orders, or requirements.

(oooo) “Warrants” means:

(i) the warrants issued in connection with the 2025 Convertible Notes, evidenced by (a) the warrant confirmation, dated August 11, 2020, between the Company and Credit Suisse Capital LLC, (b) the warrant confirmation, dated August 11, 2020, between the Company and Nomura Global Financial Products Inc., (c) the warrant confirmation, dated August 11, 2020, between the Company and Royal Bank of Canada, (d) the warrant confirmation, dated August 11, 2020, between the Company and Jefferies International Limited, (e) the warrant confirmation, dated August 12, 2020, between the Company and Credit Suisse Capital LLC, (f) the warrant confirmation, dated August 12, 2020, between the Company and Nomura Global Financial Products Inc., (g) the warrant confirmation, dated August 12, 2020, between the Company and Royal Bank of Canada, and (h) the warrant confirmation, dated August 12, 2020, between the Company and Jefferies International Limited, in each case as amended, restated or otherwise modified from time to time; and

(ii) the warrants issued in connection with the 2026 Convertible Notes, evidenced by (a) the warrant confirmation, dated November 4, 2021, between the Company and Royal Bank of Canada, (b) the warrant confirmation, dated November 4, 2021, between the Company and Nomura Global Financial Products Inc., (c) the warrant confirmation, dated November 4, 2021, between the Company and Jefferies International Limited, (d) the warrant confirmation, dated November 4, 2021, between the Company and Barclays Bank PLC, (e) the warrant confirmation, dated November 4, 2021, between the Company and Morgan Stanley Capital Products LLC, (f) the warrant confirmation, dated November 5, 2021, between the Company and Royal Bank of Canada, (g) the warrant confirmation, dated November 5, 2021, between the Company and Nomura Global Financial Products Inc., (h) the warrant confirmation, dated November 5, 2021, between the Company and Jefferies International Limited, (i) the warrant confirmation, dated November 5, 2021, between the Company and Barclays Bank PLC, and (j) the warrant confirmation, dated November 5, 2021, between the Company and Morgan Stanley Capital Products LLC, in each case as amended, restated or otherwise modified from time to time.

(pppp) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acquisition Proposal Notice Period	5.3(c)(ii)(2)
Affiliate Arrangements	6.20
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Bring Forward Awards	2.8(e)(i)

Term	Section Reference
Burdensome Condition	6.2(c)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
CFIUS	6.2(c)
CFIUS Approval	6.2(c)
CFIUS Notice	6.2(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Phantom Stock Award Consideration	2.8(a)
Company PSU Consideration	2.8(d)
Company Related Parties	8.3(e)
Company Restricted Share Consideration	2.8(d)
Company RSU Consideration	2.8(b)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Copyrights	1.1(hhh)
D&O Insurance	6.10(c)
Data Protection Laws	3.21(c)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Equity Award Consideration	2.8(d)
Equity Award Holders	2.8(e)
Equity Commitment Letters	4.11(a)
Equity Financing	4.11(a)
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Letters	4.11(a)
Finance Source Related Parties	8.3(e)
Financing Sources	8.4
Financing Sources Protection Provisions	8.4

Term	Section Reference
Foreign Employee Plans	3.18(h)
Guarantees	Recitals
Guarantors	Recitals
Indemnified Persons	6.10(a)
Intervening Event Notice Period	5.3(c)(i)(1)
Lease	3.14(a)
Leased Real Property	3.14(a)
Marks	1.1(hhh)
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.18(b)
New Plan	6.11(d)
Old Plans	6.11(d)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(e)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(hhh)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff Letters	6.6(c)(i)
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Remedial Action	6.2(b)
Requisite Stockholder Approval	3.4
Section 721	6.2(c)
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Equity Awards	2.8(e)
Vested Equity Award Consideration	2.8(e)
Vested Equity Awards	2.8(e)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(k) All accounting terms used herein will be interpreted in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room titled “Project Blue” managed by the Company at www.intralinks.com; or (ii) otherwise delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case at any time prior to 12 hours in advance of the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 8:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, however, that in no event shall the Closing be required to occur prior to the date that is 60 days following the date of this Agreement unless otherwise agreed in writing by Parent. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares, and Company Restricted Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $76.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, subdivision, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such share of Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing with respect thereto and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to such share of Company Common Stock (collectively, the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders and beneficial owners of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses such rights with respect to any Dissenting Company Shares, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal prior to the Closing.

2.8 Treatment of Equity Awards.

(a) Company Phantom Stock Awards. At the Effective Time, each Company Phantom Stock Award outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive in accordance with Section 2.8(e) an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the aggregate number of shares of Company Common Stock measured by reference to such Company Phantom Stock Award as of immediately prior to the Effective Date (the “Company Phantom Stock Award Consideration”).

(b) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive in accordance with Section 2.8(e) an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the aggregate number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Date (the “Company RSU Consideration”).

(c) Company Restricted Shares. At the Effective Time, each Company Restricted Share outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive in accordance with Section 2.8(e) an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the Per Share Price (the “Company Restricted Share Consideration”).

(d) Company PSUs. At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time, whether vested or unvested and determined assuming any performance-based vesting condition are achieved at a level such that 100% of the Company Common Stock underlying such Company PSUs are considered to be outstanding, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive in accordance with Section 2.8(e) an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the Per Share Price (the “Company PSU Consideration” together with the Company Phantom Stock Award Consideration, the Company RSU Consideration, and the Company Restricted Share Consideration, the “Equity Award Consideration”).

(e) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Equity Award Consideration owed to holders of Company Phantom Stock Awards, Company RSUs, Company Restricted Shares and Company PSUs (collectively, the “Equity Awards”, and such holders, the “Equity Award Holders”) in respect of the Vested Equity Awards described in Section 2.8(e)(i), below, held by such Equity Award Holders. Except as otherwise set forth on Section 5.2(c) of the Company Disclosure Letter, the Equity Award Consideration will be paid to Equity Award Holders as follows:

(i) (A) 100% of the Equity Award Consideration in respect of (x) Equity Awards that are vested as of the Effective Time in accordance with the existing terms and conditions applicable to such Equity Awards, (y) Equity Awards that are scheduled to vest in the ordinary course during the six month period following the Effective Time, and (z) Equity Awards held by non-employee members of the Board and (B) 50% of the Equity Award Consideration in respect of Equity Awards that are scheduled to vest between the six-month and first anniversary of the Effective Time (the Equity Awards described in this sub-clause (B), the “Bring Forward Awards”) (the Equity Awards (or portion thereof) described in this Section 2.8(e)(i), together, the “Vested Equity Awards”) will vest and be paid by the Company or the Surviving Corporation to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding pursuant to Section 2.12, as promptly as reasonably practicable after the Effective Time (the Equity Award Consideration described in sub-clauses (A) and (B), the “Vested Equity Award Consideration”).

(ii) Subject to the continued employment by the Company, the Surviving Corporation or their Subsidiaries of the applicable Equity Award Holder through the applicable vesting date, the remaining 50% of the Bring Forward Awards will vest and be paid by the Company or the Surviving Corporation to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding pursuant to Section 2.12, as promptly as reasonably practicable after the earlier of the six month anniversary of the Effective Time and the applicable Equity Award Holder’s Qualifying Termination (as defined in Section 2.8 of the Company Disclosure Letter).

(iii) Subject to the continued employment by the Company, the Surviving Corporation or their Subsidiaries of the applicable Equity Award Holder through the applicable vesting date, 100% of the Equity Award Consideration in respect of Equity Awards that are not described in clauses (i) or (ii) above will vest (including, for the avoidance of doubt, in respect of Equity Award Consideration payable in respect of the Company PSUs) and be paid by the Company or the Surviving Corporation to the applicable Equity Award Holder through its payroll system or payroll provider, less any required withholding pursuant to Section 2.12, as promptly as reasonably practicable after the earlier of the first anniversary of the Effective Time and the applicable Equity Award Holder’s Qualifying Termination.

(f) Treatment of Company ESPP. As promptly as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take such actions (to the extent not already taken prior to the date of this Agreement) as may be required to provide that, with respect to the Company ESPP, (i) participation following the date of this Agreement shall be limited to those employees who participated in the Company ESPP immediately prior to the execution and delivery of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement, (iii) no new offering period shall commence, nor shall any existing offering period be extended, after the execution and delivery of this Agreement, (iv) each participant’s outstanding right to purchase shares of Company Common Stock under the Company ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Company ESPP) (provided that all amounts allocated to each participant’s account under the Company ESPP as of such date shall be returned to the participant by the Company pursuant to the terms of the Company ESPP) and (v) the Company ESPP shall terminate no later than immediately prior to the Effective Time (but subject to the consummation of the Merger).

(g) Company Actions. Prior to the Effective Time, the Company Board (or a committee thereof with necessary authority) shall take such actions (including adopting resolutions) as may be necessary or desirable to approve, provide for or give effect to the transactions contemplated by this Section 2.8 and to authorize and direct the Company’s officers and employees to take such actions as may be necessary and appropriate to give effect thereto, including seeking the consent of any other Person. Prior to any adoption of any such resolutions, the Company shall provide Parent with drafts of, and a reasonable opportunity to review, all such resolutions.

2.9 Exchange of Certificates.

(a) Payment Agent. As soon as practicable after the date of this Agreement, and in any event at least ten (10) Business Days prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled pursuant to pursuant to Section 2.7; and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (other than to holder of Dissenting Company Shares) pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request, and, upon such deposit with the Payment Agent, Parent shall be deemed to have caused such funds to be deposited with the Payment Agent. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent as reasonably directed by Parent or the Surviving Corporation (such cash and any proceeds thereon, the “Payment Fund”); provided, however, that any investment of such cash shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, in the case of each of foregoing clauses (A) through (C), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares, Company Restricted Shares and Company PSUs, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares, Company Restricted Shares and Company PSUs, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (a) the aggregate number of shares of Company Common Stock represented by such Certificates by (b) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares, Company Restricted Shares and Company PSUs, as applicable) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s Uncertificated Shares by (2) the Per Share Price, and such Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and The Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares, Company Restricted Shares and Company PSUs) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company, Merger Sub and the Surviving Corporation (without duplication), and each of their respective Affiliates and agents, shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to or in connection with this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of applicable Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the forms, reports, statements, schedules, prospectuses, registration statements and other documents filed or furnished by the Company with the SEC on or after December 31, 2021 and at least two Business Days prior to the date of this Agreement (the “Company SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.4, 3.7, and 3.25; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations under this Agreement, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion. The Company Board has received from each of the Company Financial Advisors an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than certain excluded shares as set forth in the applicable opinion) pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinions have not been withdrawn, revoked or modified in any respect. A signed, correct and complete copy of each opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other applicable “anti-takeover” Law or any provision of the Charter will not be applicable to the Transactions.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Transactions.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) assuming the Company Credit Agreement is terminated and repaid in full on or prior to Closing Date, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Privacy Requirement applicable to the Company or any of its Subsidiaries; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and other obligations hereunder; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (v) filings and approvals as required by applicable Foreign Investment Laws; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock; and (ii) 8,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on May 3, 2024 (such time and date, the “Capitalization Date”), (A) 35,160,410 shares of Company Common Stock were issued and outstanding (which, for the avoidance of doubt, includes any Company Restricted Shares issued and outstanding); and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 19,377,485 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, there were (i) outstanding Company Phantom Stock Awards measured by reference to up to 34,569 shares of Company Common Stock, (ii) outstanding Company RSUs with respect to 2,280 shares of Company Common Stock, (iii) issued and outstanding 691,845 Company Restricted Shares, (iv) outstanding Company PSUs with respect to 10,842 shares of Company Common Stock, (v) 332,546 shares of Company Common Stock that remain reserved for issuance pursuant to the Company ESPP and (vi) (A) $23.3 million aggregate principal amount of 2025 Convertible Notes (with a conversion rate as of the Capitalization Date equal to 19.3538 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2025 Convertible Notes Indenture) and (B) $380.0 million aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of the Capitalization Date equal to 5.2100 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture).

(c) Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there were (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those that have become outstanding after the Capitalization Date and prior to the date hereof, which were subject to issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible, exercisable or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests in the Company or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exercisable or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(d) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) other than the Company Convertible Notes, any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter which the holders of Company Common Stock have the right to vote; or (iii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) to make payments based on price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties, rights and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company has been duly authorized, validly issued and is fully paid and nonassessable. The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of, and any other equity or voting interest in, each direct or indirect Subsidiary of the Company. As of the date of this Agreement, there are (i) no outstanding options, warrants, calls, convertible, exercisable or exchangeable securities or other rights or binding arrangements that obligate any Subsidiary of the Company to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of any Subsidiary of the Company or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exercisable or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, any Subsidiary of the Company, other than, with respect to clause (A), the Company Convertible Notes; and (ii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

(c) The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other equity or voting interest or other securities of the Company.

3.9 Company SEC Documents. Since December 31, 2021, the Company has filed or furnished, as applicable, on a timely basis all material Company SEC Documents that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Document was filed or furnished (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports, schedules, prospectuses, registration statements or documents with the SEC. There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC. To the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole).

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. No events, facts or circumstances have occurred such that the Company’s management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since December 31, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Sections 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2022 (nor has any such material weakness been identified since such date through the date hereof). Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (B) any fraud (whether or not material) that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business; or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since December 31, 2023 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 31, 2022 through the date of this Agreement, there has not been any change, event, development, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2023 through the date of this Agreement, there has not been any event, occurrence, or action that, if taken following the date of this Agreement and prior to the Closing Date, would require Parent’s consent pursuant to Section 5.2 (other than Section 5.2(c) (Company Securities), Section 5.2(g) (Employee Plans; Compensation), Section 5.2(n) (Capital Expenditures), Section 5.2(o) (Material Contracts) and Section 5.2(u) (Agreements) (to the extent related to the foregoing actions)).

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (b) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (c) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of the addresses of all Leased Real Property. The Company and its Subsidiaries, as applicable, have not (i) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in such Lease or any interest therein. True, correct and complete copies of each Lease for each Leased Real Property in effect on the date hereof have been made available to Parent prior to the date hereof.

(b) The Leased Real Property comprises all of the real property used in the conduct of the business of the Company and its Subsidiaries as presently conducted. To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems, machinery and equipment and other tangible personal property, and all components thereof, included in the Leased Real Property, are in all material respects in good condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted. To the Knowledge of the Company there is no condemnation, expropriation or other proceeding in eminent domain pending, or threatened, affecting a material portion of any Leased Real Property.

3.15 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and have been since December 31, 2021 in compliance with all applicable Environmental Laws and all Governmental Authorizations required thereunder, (b) no written notice, report or other written information regarding any actual or alleged violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (c) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under or relating to any violation of or liability under Environmental Law, and (d) there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Substances (including by the Company or any of its Subsidiaries on Leased Real Property operated by the Company or any of its Subsidiaries) so as to give rise to any liability (contingent or otherwise) under any Environmental Law for the Company or any of its Subsidiaries.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter contains a true, correct and complete list of all Company Registered Intellectual Property. The Company has maintained all Company Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, the Company or any of its Subsidiaries, as applicable, exclusively owns all Company Intellectual Property, and is licensed or otherwise possesses adequate rights to use all other Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.16(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.16(e) below.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all employees and contractors that have participated in the creation or development of Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed and delivered to the Company or one of its Subsidiaries a valid and enforceable agreement providing for the (i) nondisclosure by such Person of any confidential information of the Company and its Subsidiaries, and (ii) assignment by such Person to the Company or one of its Subsidiaries of all such Intellectual Property created or developed by such Person in connection with their employment by, engagement by, or contract with the Company or one of its Subsidiaries.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, there have been no pending or, to the Knowledge of the Company, threatened Legal Proceedings (i) by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property, or (ii) by the Company or any of its Subsidiaries against any Person alleging infringement, misappropriation or violation by such Person of any Company Intellectual Property.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate, and since December 31, 2021 has not infringed, misappropriated or violated, any Intellectual Property other than Patents (and, to the Knowledge of the Company, any Patents) of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating, or since December 31, 2021 has infringed, misappropriated or violated, any Company Intellectual Property.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no proprietary software of the Company or any of its Subsidiaries that is distributed or made available to others contains, is based upon or links to any software governed by an “open source” or similar license, in each case, in a manner that would require the Company or any of its Subsidiaries to license or make available to others any of their proprietary source code under such circumstances. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has any current or contingent right to access or possess any proprietary source code of the Company or any of its Subsidiaries other than employees and contractors performing services for the Company or its Subsidiaries, in each case, solely in connection with their performance of such services and subject to reasonable confidentiality obligations.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take, and since December 31, 2021 have taken, commercially reasonable measures designed to protect and maintain the security, integrity, redundancy and continuous operation of the Company IT Assets and the confidentiality of the trade secrets owned by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Assets perform in accordance with their documentation, are in good working condition, are sufficient for the current conduct of the Company’s and its Subsidiaries’ respective businesses and are free and clear of all malware, viruses, worms, Trojan horses, bugs, defects or other corruptants.

3.17 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete.

(ii) Neither the Company nor any of its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time obtained in the ordinary course of business.

(iii) The Company and each of its Subsidiaries paid, or have adequately reserved on its financial statements in accordance with GAAP for the payment of, all Taxes that are required to be paid by it (whether or not shown as due on any Tax Return).

(iv) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, creditors, employees, independent contractors, and other Persons all Taxes required to be paid or withheld and has, within the time and in the manner required by applicable Law, paid over such withheld amounts to the proper Governmental Authority.

(v) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.

(vi) No audits, examinations, investigations, disputes, claims or other proceedings with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been threatened in writing.

(vii) No assessment or deficiency of Taxes has been asserted or assessed in writing against the Company or any of its Subsidiaries that has not been paid or withdrawn.

(viii) The Company and each of its Subsidiaries have collected all sales and use, value added, goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable Laws.

(ix) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return asserting that it is or may be subject to Taxes imposed by that jurisdiction, which claim is still outstanding.

(x) There are no liens for Taxes, other than Permitted Liens, upon any of the assets of the Company or any of its Subsidiaries.

(xi) In the last two years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(xii) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) has been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes (other than a group the common parent of which is the Company or any Subsidiary of the Company and which includes only the Company and its Subsidiaries) or (C) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) resulting from a transaction made or entered into prior to the Closing, (v) installment sale or open transaction disposition occurring prior to the Closing outside the ordinary course of business, (vi) prepaid amount received or deferred revenue accrued outside the ordinary course of business prior to the Closing or (vii) an election under Section 965(h) of the Code.

(xv) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(xvi) Neither the Company nor any of its Subsidiaries has a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in, or is tax resident in, a country other than the country in which it is organized.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans. With respect to each material Employee Plan, the Company has provided or made available to Parent current, accurate and complete copies of: (i) the current plan document and any amendment thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) any related trust agreements or other funding arrangements with respect to any Employee Plan and any amendment thereto, (iii) current summary plan description and all summaries of material modification thereto, (iv) for the most recent plan year, the Form 5500, annual reports, financial statements and/or actuarial reports and (v) the most recent U.S. Internal Revenue Service determination, opinion or advisory letter.

(b) Absence of Certain Plans. During the previous six years, none of the Company nor any of its Subsidiaries has maintained, sponsored, participated in, or contributed to (or been required to contribute to) or had any liability (contingent or otherwise) (including on account of any ERISA Affiliate) or obligation with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. All contributions with respect to each Employee Plan which are due on or before the Closing have been made or properly accrued in all material respects.

(d) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan or any fiduciary or service provider thereof, other than routine claims for benefits.

(e) No Post-Employment Welfare Benefit Plan. No Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) No Acceleration. Except as set forth in Section 3.18(f) of the Company Disclosure Letter, the execution and delivery of this Agreement, stockholder or other approval hereof or the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.

(g) Section 280G. None of the execution and delivery of this Agreement or the consummation of the Transactions shall result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, except as set forth in Section 3.18(g) of the Company Disclosure Letter.

(h) Foreign Employee Plans. Section 3.18(h) of the Company Disclosure Letter lists each material Employee Plan that is maintained outside the jurisdiction of the United States and primarily subject to the Laws of a jurisdiction outside of the United States, and covers any employee residing or working outside the United States (such Employee Plans, the “Foreign Employee Plans”). Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Employee Plan which, under the applicable Law of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Authority, (ii) if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special Tax treatment with respect to such Foreign Employee Plans, and (iii) each Foreign Employee Plan that is intended to be funded and/or book reserved is funded and/or book reserved, as appropriate, to the extent required in accordance with applicable Law.

3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement (each a “CBA”) and no employees of the Company or any of its Subsidiaries are represented by a labor union, works council or similar labor organization with respect to their employment with the Company or its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there are no active proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. To the Knowledge of the

Company, there is no strike, lockout, concerted slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, concerted slowdown or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, since December 31, 2021 there have been no sexual harassment allegations against management-level employees, officers or directors of the Company or its Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since December 31, 2021 have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since December 31, 2021, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21 Data Privacy; Cybersecurity.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries comply, and since December 31, 2021 have complied, with all Privacy Requirements, including all applicable Laws regarding the collection, use and disclosure of Personal Information stored or processed by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 the Company and its Subsidiaries have not experienced any breach, violation, unauthorized access, loss, destruction, or disclosure of Personal Information stored or processed by or on behalf of the Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented and since December 31, 2021 maintained commercially reasonable physical, technical, organizational and administrative security measures, procedures, and policies, including security measures designed to protect Personal Information maintained, stored or processed by or on behalf of the Company and its Subsidiaries against loss and against unauthorized access, use, or disclosure, (ii) neither the Company nor any of its Subsidiaries are the subject of any pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceeding alleging non-compliance in any material respect with Privacy Requirements, and (iii) to the Knowledge of the Company, the Transactions will not violate in any material respect any applicable Privacy Requirements.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, neither the Company nor any of its Subsidiaries has (i) experienced a cybersecurity incident that resulted in the unauthorized access to, or the disclosure or exfiltration of, any Personal Information or other misuse of any Personal Information in a manner that, individually or in the aggregate, has resulted in liability to the Company or any of its Subsidiaries or an obligation for the Company or any of its Subsidiaries to notify affected individuals or any other Person under all applicable Laws relating to the protection or processing of Personal Information, data privacy or cybersecurity or the privacy of electronic communications in any relevant jurisdiction (“Data Protection Laws”), or (ii) received any written notice (including any enforcement notice) of any pending or threatened Legal Proceeding concerning, any material noncompliance with any applicable Data Protection Laws. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against or pertaining to the Company with respect to the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Information by the Company.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and other than any Transaction Litigation brought after the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) No Orders. Except as (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement, since December 31, 2021, neither the Company nor any of its Subsidiaries is or has been subject to any Order.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance (excluding any policies relating to any Employee Plan), that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party thereunder, except for such defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24 Sanctions; Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director or, to the Knowledge of the Company, employee or agent of the Company or its Subsidiaries, since December 31, 2019:

(a) (i) has used any funds of the Company or its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made any unlawful bribe, rebate, payoff, influence payment, or kickback or any other unlawful payment to any foreign or domestic government official or employee from funds of the Company or its Subsidiaries or given or agreed to give, directly or knowingly indirectly, any unlawful gift or similar benefit to any governmental employee; (iii) has taken any unlawful action in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or knowingly indirectly, to any government official to influence official action or secure an improper business advantage for any Company or its Subsidiaries, in the case of the foregoing clauses (i)-(iii) that would violate applicable Anti-Corruption Laws or (iv) has otherwise taken an action that would violate applicable Anti-Corruption Laws;

(b) has (i) engaged in any activity, practice or conduct that would constitute a violation or breach of, (ii) failed to take any required action such that there was a violation or breach of, or (iii) otherwise violated, any Sanctions or the U.S. Corporate Transparency Act of 2019;

(c) is or has been a Sanctioned Person; or

(d) is or has been, to the Knowledge of the Company, subject to any investigation by any Governmental Authority related to, or received any written communication from a Governmental Authority indicating or alleging that it is or may be in violation of or may be subject to any investigation or inquiry related to, any actual or alleged breach of any Anti-Corruption Law, the U.S. Corporate Transparency Act of 2019, or Sanctions.

3.25 Brokers. Except for the Company Financial Advisors, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and the Company Financial Advisors relating to the Transactions.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.27 Related Party Transactions. Except for director or employee indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

3.28 Government Contracts. Since December 31, 2021, the Company and its Subsidiaries have established and maintained reasonable internal controls for compliance with each of their Government Contracts and all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission. Since December 31, 2021, neither the Company nor any of its Subsidiaries has (i) been suspended or debarred from government contracts by any Governmental Authority; (ii) been audited or, to the Knowledge of the Company, investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority or other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Authority any written notice of breach, cure, show cause or default, in each case, that has not been cured, with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority for default or failure to perform.

3.29 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, financial condition, notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent, Merger Sub, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub, or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and other obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and other obligations hereunder; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of

Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (iv) filings and approvals as required by applicable Foreign Investment Laws; and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. Other than any Transaction Litigation brought after the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and other obligations under this Agreement.

4.6 Ownership of Company Common Stock or Company Convertible Notes. None of Parent, Merger Sub or any of their respective directors, officers or, to the knowledge of Parent, any of its Affiliates or employees of Parent or Merger Sub (a) has owned any shares of Company Common Stock or any principal amount of Company Convertible Notes; or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company prior to the Closing in connection with the Merger.

4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Guarantees and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to adopt this Agreement and consummate the Transactions.

4.10 Guarantee. Concurrently with the execution of this Agreement, the Guarantors have each delivered to the Company, respectively, a true, correct and complete copy of their respective Guarantee, duly executed by such Guarantor in favor of the Company. As of the date of this Agreement, each Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the respective Guarantor, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of any Guarantor under their respective Guarantee.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) duly executed equity commitment letters, dated as of the date of this Agreement, between Parent and each Guarantor (the “Equity Commitment Letters”) pursuant to which such Guarantor has committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”); and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Parent and the Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letter” and, together with the Equity Commitment Letters and the Fee Letters referenced below, the “Financing Letters”), pursuant to which the Financing Sources providing commitments therein have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purposes set forth therein (including the funding of a portion of the transactions contemplated hereby and thereby (including the repayment, prepayment or discharge of the outstanding Company Indebtedness and Company Convertible Notes)) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any executed fee letter (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”). The Equity Commitment Letters provide that the Company is an express third-party beneficiary thereof.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified in any respect and, other than any amendment solely to add additional lenders, agents, arrangers, bookrunners or managers to the Debt Commitment Letter in connection with the Financing, to the knowledge of Parent, no such amendment or modification is contemplated; and (ii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, replaced or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination, replacement or rescission is contemplated. As of the date of this Agreement, other than the Financing Letters, and any customary engagement letters or customary fee letters, in each case, with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability, availability or termination of the Debt Financing), there are no other Contracts or side letters to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing at Closing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof.

(c) Sufficiency of Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the aggregate proceeds of the Financing are sufficient to (i) consummate the Transactions contemplated by this Agreement in connection with the consummation of the Closing on the terms and conditions set forth herein and make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness and Company Convertible Notes as contemplated by this Agreement, including in order to enable Parent to settle conversions (including any make-whole with respect thereto without giving effect to any payments received pursuant to any corresponding hedging arrangements) of the Company Convertible Notes pursuant to the terms of the Company Convertible Notes Indentures and to repurchase the Company Convertible Notes as required pursuant to Section 4.02 of the Company Convertible Notes Indentures; and (iii) pay all fees and expenses required to be paid at Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, and assuming due and valid execution by each other party thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms (except as limited by the Enforceability Exception). Other than as expressly set forth in the Debt Commitment Letter and Equity Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement pursuant to any agreement relating to the Financing to which such Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, each of Parent and Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Financing Letters applicable to it. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to (A) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters; (B) result in the failure of any condition to the Financing; or (C) otherwise result in a portion of the Financing (in an amount that would reduce the aggregate amount of the Financing below the amount required to consummate the Transactions) being unavailable to Parent on the Closing Date. As of the date of this Agreement, assuming satisfaction of the condition set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that the amount of the Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent on or prior to the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e) No Exclusive Arrangements. None of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date hereof, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal agreements, arrangements or other understandings (whether or not binding and whether or not oral or written) with any stockholder (other than any existing limited partner or other equity financing source of the Guarantors or any of its Affiliates), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors (or any existing limited partner or other equity financing source of the Guarantors or any of its Affiliates) has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger (any such Contract, agreement, arrangement or understanding, a “Specified Arrangement”).

4.13 Solvency. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, and (ii) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (a) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (b) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.15 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.16 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) to the extent constituting Cybersecurity Measures (following, to the extent practicable, reasonable prior consultation with Parent); provided that such Cybersecurity Measures shall not involve any payments to third parties or similar expenditures outside the ordinary course of business in excess of the amount set forth on Section 5.1(iv) of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (a) conduct its business in all material respects in the ordinary course of business, and (b) to the extent consistent with its operations in the ordinary course of business, preserve intact in all material respects its current business organization and its relationships with employees, Governmental Authorities, third parties, key customers and key vendors, in each case that are material to the Company and its Subsidiaries, taken as a whole; provided that no action or inaction by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such relevant provision of Section 5.2.

5.2 Forbearance Covenants. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent constituting Cybersecurity Measures (following, to the extent practicable, reasonable prior consultation with Parent), provided that such Cybersecurity Measures shall not involve any payments to third parties or similar expenditures outside the ordinary course of business without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to (whether directly or indirectly and whether by merger, consolidation, division, conversion, operation of law or otherwise):

(a) amend or repeal the Organizational Documents of the Company or any of its Subsidiaries, or adopt any such new Organizational Documents or provision thereof (other than immaterial changes to the Organizational Documents of any of its Subsidiaries);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, division, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except (i) as required under the terms of any outstanding 401(k) plan or award agreements under the Company Stock Plans in accordance with their existing terms, (ii) issuances of shares of Company Common Stock in respect of any settlement of Company RSUs, Company Restricted Shares or Company PSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 5.2(c) of the Company Disclosure Letter, (iii) sales or issuances of shares of Company Common Stock pursuant to the Company ESPP in accordance with its terms and Section 2.8(f) of this Agreement or (iv) the issuance of Company Securities pursuant to the terms of the Company Convertible Notes Indentures, as in effect on the date hereof;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any Company Common Stock, other than (i) the acquisition by the Company of Company RSUs, Company Restricted Shares or Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their existing terms or as in effect on the date of this Agreement or (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the vesting or settlement of any Company RSUs, Company Restricted Shares or Company PSUs in accordance with their existing terms as in effect on the date of this Agreement;

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries, (ii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) incur, assume, endorse, guarantee, or otherwise become liable for any Indebtedness, except (i) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof (including the Company Credit Agreement) or under facilities that replace, renew, extend, refinance or refund such existing credit facilities (including indebtedness incurred to repay or refinance related fees and expenses); it being understood that Parent will be entitled to consent to any such new facility in accordance with Section 5.2(o) if such existing facility to which it relates constitutes a Material Contract hereunder, (ii) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (iii) performance bonds and surety bonds entered into in the ordinary course of business, (iv) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (v) any additional indebtedness for borrowed money in an amount not to exceed $10,000,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (i) through (iv);

(g) (i) enter into, adopt, amend or modify in any material respect, or terminate any material Employee Plan; (ii) increase the annual base salary or wages, bonuses or other incentive compensation payable, or to become payable to, any director, officer, employee or individual service provider of the Company or any of its Subsidiaries; (iii) grant any material severance or termination pay to any director, officer or employee, except, in the case of each of clauses (i), (ii) and (iii), (A) with respect to employees whose annual base compensation is less than $225,000, made in the ordinary course of business and consistent with past practice; (B) to the extent required by applicable Law or required under any Employee Plan in effect on the date of this Agreement and set forth on Section 3.18(a) of the Company Disclosure Letter; or (C) in conjunction with new hires, promotions and changes in job position or status of any current employee whose annual base compensation is less (or upon hire would be expected to be less) than $225,000, made in the ordinary course of business and consistent with past practice; (iv) hire or terminate (other than for cause) the employment or services of any employee, director, officer or individual service provider who has (or upon hire would be expected to have) an annual base compensation of $225,000 or above; (v) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (vi) make any grants under the Company Stock Plans; or (vii) grant to any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code;

(h) enter into any CBA or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(i) effectuate or announce any plant closing, mass layoff, furlough or other event which would trigger the notice requirements of the United States Worker Adjustment and Retraining Notification Act and any similar Law;

(j) settle, release, waive or compromise any pending or threatened Legal Proceeding for an amount in excess of $1,000,000 other than (i) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (ii) settlements of any Legal Proceedings for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company;

(k) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(l) materially adversely change any of the Company’s or its Subsidiaries’ privacy policies or the security or operation of any Company IT Assets, except as required by applicable Law;

(m) (i) make, change, or revoke any material Tax election, adopt, change, or revoke any material Tax accounting method or period, settle or compromise any material Tax claim or assessment; (ii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iii) file an amended Tax Return that could reasonably be expected to materially increase the Taxes payable by the Company or its Subsidiaries; (iv) surrender any right to claim a material refund of Taxes; (v) request or enter into any ruling with a Governmental Authority with respect to Taxes; or (vi) enter into a closing agreement with any Governmental Authority regarding any material amount of Tax;

(n) incur or commit to incur any capital expenditures in excess of $5,500,000 in the aggregate other than amounts consistent with the capital expenditure budget for fiscal year 2024 set forth in Section 5.2(n) of the Company Disclosure Letter;

(o) enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided that any Material Contract (i) described by the definition set forth in Section 1.1(ooo)(ii) shall be exclusively governed by Section 5.2(p) and (ii) described by the definition set forth in Section 1.1(ooo)(xiv) shall be exclusively governed by Section 5.2(f);

(p) acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any Person (including by merger, consolidation or acquisition of stock or assets) for consideration in excess of $10,000,000 in the aggregate, other than (i) in or from any wholly-owned Subsidiary of the Company, or (ii) assets in the ordinary course of business;

(q) sell, assign, transfer, license, allow to lapse, abandon or otherwise dispose of any of the Company’s or its Subsidiaries’ assets, rights or properties (including Company Intellectual Property), other than (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business or expirations of Company Registered Intellectual Property in accordance with its statutory terms, (ii) sales of assets, rights or properties or dispositions of assets in the ordinary course of business or (iii) sales, assignments, transfers or other dispositions that do not have a purchase price that exceeds $1,500,000 individually or $3,000,000 in the aggregate or (iv) solely between the Company and its wholly-owned Subsidiaries or solely between the Company’s wholly-owned Subsidiaries;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(s) (A) purchase any real property; (B) enter into any new lease agreement with respect to real property that is not leased by the Company or one of its Subsidiaries as of the date hereof and that provides for annual rental payments by the Company or one of its Subsidiaries exceeding $500,000 individually or $1,000,000 in the aggregate; or (C) with respect to any Real Property Lease in effect on the date hereof, (1) amend or modify the terms thereof in any material respect or (2) extend the term thereof, as in effect on the date hereof, other than extensions on market terms if, and to the extent, the failure to so extend would result in the expiration of the term of such Real Property Lease;

(t) make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit to customers in the ordinary course of business, (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto, (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company, (iv) advances to directors and officers in accordance with the indemnification provisions of the Company’s or its Subsidiaries’ respective Organizational Documents and (v) if not otherwise covered by clauses (i), (ii), (iii), or (iv) in amounts less than $250,000 in the aggregate outstanding at any given time;

(u) take any action that would result in a change to the conversion rate of the Company Convertible Notes from the rate set forth in Section 3.7(b), other than any change as a result of the Transactions; or

(v) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective Representatives acting on their behalf to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, including by providing any non-public information relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer with respect to, that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate or engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal solely in order to clarify (but not to engage in negotiations or provide non-public information) any ambiguous terms and conditions of the Acquisition Proposal that are necessary to determine whether the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior

Proposal; (iii) otherwise cooperate with or assist or participate in or facilitate the making of any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board; (iv) approve, endorse or recommend an Acquisition Proposal; or (v) approve, recommend or enter into, or propose to approve, recommend to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (including any “clean team” or similar arrangement), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), reasonably promptly (and in any event within two Business Days) following the date of this Agreement, (x) the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent, the Guarantors, the Financing Sources and their respective Representatives and Affiliates) with whom a confidentiality agreement was entered into at any time prior to the date hereof with respect to an Acquisition Proposal, and (y) the Company shall, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, (a) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (b) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board unless the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case, with respect to an Acquisition Proposal that the Company Board has determined in good faith (A) after consultation with its financial advisors and outside legal counsel, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to do so would be reasonably be likely to be inconsistent with its fiduciary duties under applicable Law; provided that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person.

(c) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i) the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event (within the meaning of clause (A) of the definition of “Company Board Recommendation Change”) if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(c)(i), the “Intervening Event Notice Period”) to the effect that the Company Board intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Intervening Event Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; provided that, in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(i) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three Business Days; and

(3) at the end of the Intervening Event Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or

(ii) if the Company has received an Acquisition Proposal that did not result from a non-de minimis breach of this Section 5.3 and that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) (Superior Proposal) in order to concurrently enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law;

(2) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(2), the “Acquisition Proposal Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (A) or (B) of Section 5.3(c)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements (including any Alternative Acquisition Agreements) relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Acquisition Proposal Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided that, in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms (including the form, amount and timing of payment of consideration) or other material terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(2) with respect to such new written notice, it being understood that the “Acquisition Proposal Notice Period” in respect of such new written notice will be three Business Days; and

(3) at the end of the Acquisition Proposal Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal continues to constitute a Superior Proposal and (ii) the failure to take such action would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) adopt, approve, recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) fail to publicly reaffirm the Company Board Recommendation within ten Business Days of the public disclosure of an Acquisition Proposal (other than of the type referred to in the following clause (E)) with any Person other than Parent and Merger Sub (provided that if the Company Stockholder Meeting is scheduled to be held more than three Business Days but less than ten Business Days from the date of such public disclosure, promptly and in any event prior to the date which is one Business Day before the date on which the Company Stockholder Meeting is scheduled to be held), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (provided that if the Company Stockholder Meeting is scheduled to be held more than three Business Days but less than ten Business Days from the date of such public disclosure, prior to the date which is one Business Day before the date on which the Company Stockholder Meeting is scheduled to be held) or (F) resolve, agree or publicly propose to do any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal; or (3) the delivery by the Company to Parent of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any Acquisition Proposal or any offers or proposals that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such offers or proposals; and (ii) a summary of the material terms and conditions (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements) of any such Acquisition Proposal and, if applicable, copies of any such Acquisition Proposal or offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal (including any amendments, revisions or other changes thereto) and the status of any related discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (i) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (ii) from making factual disclosures to the Company Stockholders solely to the extent required under applicable securities Laws with respect to the Transactions or an Acquisition Proposal (solely with respect to clause (ii), so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Company Board Recommendation Change; provided that the foregoing shall in no way (A) eliminate or modify the effect that such disclosure would otherwise have under this Agreement or (B) override the Company’s obligations pursuant to Section 5.3(d)), and no such communication or disclosure by the Company or the Company Board in accordance with and to the extent expressly permitted by this Section 5.3(f) shall be deemed a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1(a), Section 5.3(c) and Section 6.2), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by (A) causing the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree (or, in the case of the Company or its Subsidiaries, will agree without Parent’s consent) to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty), in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws or Foreign Investment Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust, Foreign Investment and Regulatory Matters.

(a) Filing Under Antitrust Laws and Foreign Investment Laws. Each of Parent and Merger Sub shall (and Parent and Merger Sub shall cause their respective Affiliates or other applicable “ultimate parent entity” or other similar controlling entity to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within twenty (20) Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this agreement, and in any event within twenty (20) Business Days following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws and Foreign Investment Laws of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates or other applicable “ultimate parent entity” or other similar controlling entity to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to take (and cause their Affiliates to take) all action necessary, proper or advisable with respect to Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least five Business Days prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that Parent shall control strategy, communications, and timing with respect to parties’ efforts to obtain any necessary or advisable clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, after considering in good faith all comments and advice of the Company. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws and Foreign Investment Laws.

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, and to avoid or eliminate each and every impediment under the HSR Act and any Antitrust Law applicable to the Merger as promptly as practicable and in any event at least five Business Days prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions with respect to Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any other Antitrust Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Merger Sub and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries, including the freedom of action of Parent, Merger Sub, and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement (each of (i) to (iv), a “Remedial Action”); in each case, so as to allow the consummation of the Merger as soon as practicable and, in any event, at least five Business Days prior to the Termination Date. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 6.2 or any other provision of this Agreement shall (i) require Parent to take or agree to take any Remedial Action with respect to any of Parent’s affiliates, including EQT AB, any investment funds or investment vehicles affiliated with, or managed or advised by, EQT AB or its affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of EQT AB or of any such investment fund or investment vehicle, or interest therein, in each case, other than with respect to the Company or any of its Subsidiaries or (ii) require Parent or Merger Sub or any of Parent’s affiliates to replace any of the Guarantors as the providers of the Equity Financing. Each of Parent, Merger Sub and the Company shall oppose any request for, the entry of, and seek to have vacated or terminated, any Order of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Authority. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is not conditioned on the Closing.

(c) CFIUS Approval. Each of Parent and Merger Sub shall (and Parent and Merger Sub shall cause their respective Affiliates, if applicable, and the GIC Investor to), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, (i) as promptly as practicable following the date of this Agreement, and in any event within 20 Business Days following the date of this Agreement, prepare and file, or cause to be filed, a draft CFIUS Notice, (ii) as promptly as practicable after the resolution of all questions and comments received from CFIUS on the draft CFIUS Notice, submit the final CFIUS Notice to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E, (iii) cooperate and use reasonable best efforts to do, or cause to be done, all things necessary to obtain CFIUS Approval, including using reasonable best efforts to provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review, or investigation of the Transactions, within the time periods specified in the applicable regulations or otherwise specified by CFIUS and (iv) ensure that any such information furnished is true, correct and complete in all material respects. Notwithstanding any other provision of this Agreement, if CFIUS notifies the Parties in writing that CFIUS (A) has completed its review or investigation or has determined that it requires no more time to review or investigate and (B) intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the transactions contemplated by this Agreement, none of the Parties shall have any further obligation to seek CFIUS Approval, and any party may in its discretion request withdrawal of the CFIUS Notice without incurring any liability with respect to the other parties to this Agreement. “CFIUS” means the Committee on Foreign Investment in the United States including any of CFIUS’s constituent governmental departments and agencies and any other governmental entity conducting any inquiry or proceeding as part of the national security review provision under Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565 (as amended) (“Section 721”). “CFIUS Approval” means that any review or investigation by CFIUS of the Transactions shall have been concluded, and either (a) CFIUS shall have provided written notice that (i) the Transactions do not constitute a “covered transaction” under Section 721, or (ii) all action under the Section 721 is concluded with respect to the transactions contemplated hereby, and there are no unresolved national security concerns, or (b) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed. “CFIUS Notice” means a notice with respect to the Transactions contemplated by this Agreement submitted to CFIUS by the Parties pursuant to 31 C.F.R. Part 800 Subpart E. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be construed as requiring any of the GIC Investor or any of its affiliates or its or their portfolio companies or investments, EQT AB or any of its affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, EQT AB or its affiliates or any portfolio company or investment of EQT AB or of any such investment fund or investment vehicle, or interest therein, or any other direct or indirect investor in Parent or Merger Sub or the portfolio companies or investments (each an “Investor Party”) to take any action in relation to obtaining the CFIUS Approval that would result in any agreement, action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure that requires (1) the taking of any legal action, or complying with or implementing any measures (for the avoidance of doubt, including any mitigation measures), other than of the type or to the extent previously agreed by such Investor Party with the relevant Governmental Authority in previous applications under similar circumstances, (2) the holding of direct or indirect ownership interests in the Company through proxy holders or in a voting trust, (3) undertaking any sale, divestiture or disposition of such Investor Party’s or any of its respective Affiliates’ (other than Parent, Merger Sub, the Company and Subsidiaries) or their other portfolio companies’ or investments’ businesses, product lines or assets or any interest therein or (4) the provision of any non-public financial information with respect to such Investor Party or any of its respective Affiliates or their other portfolio companies or investments (other than information of the type or to the extent previously provided to CFIUS under substantially similar standards of confidentiality) (any such requirement, commitment, obligation, restriction, requirement, condition or other action in clauses (1) through (4), a “Burdensome Condition”).

(d) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall, subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and provide the other Parties a reasonable amount of time to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other substantive written or oral communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed (on a prompt basis) with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or substantive discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns, including any such concerns of any Guarantors; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.2(d) as “Outside Counsel Only” or provide any such information directly to the applicable Governmental Authority. The foregoing obligations in this Section 6.2(d) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(e) Other Actions. Without the prior written consent of the Company, Parent and Merger Sub shall not, and Baring Private Equity Asia Fund VIII L.P. shall not (i) acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise), or (ii) enter into or agree to enter into, any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of, any ownership interest, equity interests, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent and its Affiliates to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, including the Merger, or (C) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger and the other Transactions that would prevent, materially delay or materially impede the consummation of the Merger.

6.3 Proxy Statement.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filings. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the items covered in clauses (i) and (ii) above.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than four Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval; provided, however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the twentieth Business Day following the mailing of the Proxy Statement.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law or with applicable federal securities Laws); provided, that in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than ten Business Days; provided, further, that in no event (x) shall the Company Stockholder Meeting be postponed or adjourned beyond the date that is three Business Days prior to the Termination Date or (y) once it is fixed by the Company Board, shall the record date for the Company Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Subject to the provisions of this Agreement, the Company will cause a “broker search” to be conducted in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held reasonably promptly following the effectiveness of the Proxy Statement.

6.5 Financing.

(a) No Amendments to Financing Letters. Prior to the Closing, neither Parent nor Merger Sub shall, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Financing Letters or the definitive agreements relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing; (iii) expand, amend, or modify any other terms to the Financing in a manner that would reasonably be expected to impair, prevent or materially delay the Closing and the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (provided that (subject to compliance with the other provision of this Section 6.5(a)), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement). Parent shall promptly furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any definitive agreements relating to the Financing. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.5(a), references to the “Financing Letters” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 6.5(a), and references to the “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 6.5(a).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternate Debt Financing) on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 2.3, on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provisions in any Fee Letter) set forth in the Financing Letters, including, using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions therein; (ii) negotiate, enter into, execute and deliver on the Closing Date definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letters on a timely basis on the terms and subject only to the conditions (including any “market flex” provisions in the related Fee Letter) set forth in the Debt Commitment Letter and related Fee Letter or on other terms that are not materially less favorable from a conditionality and enforceability perspective (taken as a whole) to Parent than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions), subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof permitted by Section 6.5(a); (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent or Merger Sub contained in the Debt Commitment Letter and such definitive agreements related thereto and in the Equity Commitment Letters at or prior to the time the Closing is required to occur pursuant to Section 2.3 to the fullest extent such conditions are within its control; (iv) in the event that all conditions contained in the Financing Letters and any related definitive agreements have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummate the Financing at or prior to the Closing; (v) comply in all material respects with its covenants or other obligations applicable to Parent and Merger Sub pursuant to the Financing Letters and the definitive documents relating to the Financing in accordance with the terms and conditions thereof at or prior to the time the Closing is required to occur pursuant to Section 2.3; and (vi) enforce its rights pursuant to the Financing Letters at or prior to the Closing.

(c) Information. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its reasonable best efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event within three Business Day after the occurrence or discovery thereof) of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing; (ii) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation (or written notice or written communications from lenders or other sources of Debt Financing to Parent or Merger Sub of any such actual or threatened (in writing) material breach, default, cancellation, early termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; and (iii) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letters, Parent and Merger Sub shall promptly notify the Company in writing and use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event (and in any event on or prior to the Closing Date), (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (the “Alternate Debt Financing”) in an amount sufficient, when taken with the available portion of the Financing, to (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Parent in connection with the consummation of the transactions contemplated by this Agreement; provided that, in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain alternative financing that includes terms and conditions, taken as a whole, that are less favorable to Parent than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related Fee Letters) or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, materially in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related Fee Letters) or which include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof; provided, further, that such Alternate Debt Financing shall not, without the prior written consent of the Company contain conditions to funding and conditions to Closing that (1) are more onerous (in a manner adverse to the interests of the Company) than those conditions and terms contained in the Debt Commitment Letter and related Fee Letter or (2) would reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur, and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which New Debt Commitment Letter will replace the existing Debt Commitment Letter in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms))) to the Company. Any reference in this Agreement to (X) the “Financing Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter (and any fee letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms)) to the extent then in effect, (Y) the “Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (Z) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of the obtaining of the Financing or any Alternate Debt Financing or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.

6.6 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts and shall use its reasonable best efforts to cause its and their respective Representatives and other agents to use their reasonable best efforts, to provide Parent and Merger Sub with all cooperation as is reasonably requested by Parent in connection with the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts shall, in any event, include the following:

(i) causing senior management of the Company (and using reasonable best efforts to cause advisors) to participate in a reasonable number of virtual or telephonic meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, rating agencies and in connection with other syndication activities at times and locations to be mutually agreed;

(ii) providing reasonable and customary assistance to Parent with the preparation of customary rating agency presentations, bank information memoranda (including, to the extent necessary, a version of bank information memorandum that does not include material non-public information) and other similar documents required in connection with the Debt Financing;

(iii) assisting in the preparation of (including by providing information for the completion of any schedules thereto) definitive financing agreements and other customary certificates (including a certificate of the chief financial officer of the Company or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter) as may be reasonably requested by Parent, and to the extent required by the Debt Financing, if requested by Parent;

(iv) using reasonable best efforts to facilitate the pledging of, and perfection of security interests in, collateral, including, taking actions reasonably necessary to permit the Financing Sources to evaluate the Company’s current assets for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter, it being understood that such documents will not take effect until the Effective Time;

(v) furnishing Parent with (A) the Required Financing Information and (B) such business and other material information regarding the Company as may be reasonably requested by Parent and that is customarily included in a financing comparable to the Debt Financing; it being understood that Parent shall (and, for the avoidance of doubt, the Company shall not) be responsible for the preparation of any pro forma financial statements for the Debt Financing (although the Company agrees to assist Parent in connection with the preparation by Parent of such pro forma financial statements); provided that, notwithstanding the foregoing, the Company shall not be obligated to deliver any financial information in a form not customarily prepared by the Company;

(vi) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents of the Company with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing); it being understood that no such corporate or other action will take effect prior to the Closing;

(vii) at least four Business Days prior to the Closing Date, furnishing Parent and the Financing Sources promptly with all customary documentation and other information with respect to the Company that any Financing Source has reasonably requested at least nine Business Days prior to the Closing Date and that such Financing Source has determined is required by U.S. regulatory authorities pursuant to applicable anti-money laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter), and that are required by paragraph 6 of Exhibit C of the Debt Commitment Letter; and

(viii) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its securities.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or to the extent not indemnified or reimbursed, agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing (except for the authorization letters contemplated by Section 6.6(a)(viii) and ratings agency engagement letters in connection with the obligations set forth above); (iii) to the extent not indemnified or reimbursed give any indemnities that are effective prior to the Effective Time; or (iv) take any action that the Company determines in good faith would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations (provided that the Company shall use reasonable best efforts to notify Parent that information is being withheld on such basis and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not result in a breach of such confidentiality obligation) or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than as contemplated by Section 6.6(a)(vi)

and except for the authorization letters contemplated by Section 6.6(a)(viii) and ratings agency engagement letters in connection with the obligations set forth above). Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing that is not contingent on the occurrence of Closing (other than as contemplated by Section 6.6(a)(vi) and except for the authorization letters contemplated by Section 6.6(a)(viii) and ratings agency engagement letters in connection with the obligations set forth above). Nothing in this Section 6.6 shall require any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that would reasonably be expected to result in personal liability to such officer or Representative. The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions.

(c) Company Indebtedness.

(i) At least three Business Days prior to the Effective Time, with respect to the Company Indebtedness to be repaid at the Effective Time, the Company shall deliver (A) to Parent draft payoff letters in customary form from the lenders (or their applicable representative) with respect to the Company Credit Agreement stating the amounts required to pay in full all obligations (other than any contingent reimbursement and indemnity obligations that expressly survive termination of the Company Credit Agreement) thereunder and to effect the termination and/or release of any related liens or other security interests and guarantees in connection with the Company Credit Agreement (subject to the finalization of such amounts prior to the Effective Time) (the “Payoff Letters”) and (B) to the agent or lenders under the Company Credit Agreement, any notices as may be required pursuant to the Company Credit Agreement (including conditional notices of prepayment and redemption).

(ii) At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness, including, accrued and unpaid interest, fees and expenses thereon and upon the receipt thereof, concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the provisions of the Confidentiality Agreement applicable to Representatives; or (ii) are subject to other confidentiality undertakings that are substantially similar in their protection of confidential information as the Confidentiality Agreement.

(f) Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees and advisor’s fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and advisor’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent arising from (i) historical information regarding the Company and its Subsidiaries furnished in writing by or on behalf of the Company, including financial statements (but not, for the avoidance of doubt, including general economic or industry information) that is materially misleading, or (ii) the willful misconduct, gross negligence, or bad faith of the Company, its Subsidiaries or their respective Representatives, in each case, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) No Exclusive Arrangements. From the date hereof until the Closing or until the valid termination of this Agreement in accordance with its terms, in no event will the Guarantors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include any other Person that agrees after the date hereof to invest in Parent or Merger Sub) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all action within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the

Company solely for the purpose of consummating the Transactions or to the extent reasonably necessary for the purpose of planning for integration and transition, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including in any source code) of the Company or any of its Subsidiaries to any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use its commercially reasonable efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (a) through (d), including by making appropriate substitute arrangements. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform any sampling, monitoring or analysis of soil, groundwater, building materials, air, or other environmental media of the sort generally referred to as a “Phase II environmental investigation”. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee, independent contractor or other service provider of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company or other Person designated by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company RSUs, Company Restricted Shares or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of

Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), at the Surviving Corporation’s option, (i) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance or (ii) purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 6.10(c), the Surviving Corporation will not be obligated to (A) pay annual premiums for the D&O Insurance purchased pursuant to clause (i) in excess of 300% of the amount paid by the Company for coverage for the calendar year ended December 31, 2023 (such 300% amount, the “Maximum Premium”) or (B) pay an aggregate cost for the Tail Policy in excess of the Maximum Premium. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premium or the aggregate cost for such Tail Policy exceeds the Maximum Premium, as applicable, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premium or an aggregate cost for such Tail Policy not exceeding the Maximum Premium, as applicable, from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may (and at Parent’s request, the Company will) purchase the Tail Policy so long as the aggregate cost for such Tail Policy does not exceed the Maximum Premium. If the Company elects to purchase such a Tail Policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made to the extent such obligations are not otherwise assumed by operation of Law so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time.

(c) Employment; Benefits. For a period of 12 months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) a base salary or wage rate, as applicable, and target annual cash incentive compensation opportunities (excluding any retention, long-term incentive, change in control or transaction-based compensation) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time and set forth in Section 6.11(c) of the Company Disclosure Letter; and (iii) other benefit or compensation plans, programs, policies, agreements or arrangements of the Surviving Corporation or any of its Subsidiaries (excluding any retention, long-term incentive, change in control or transaction-based compensation, nonqualified deferred compensation, retiree medical or welfare arrangements and defined benefit pension benefits) at levels that are substantially similar in the aggregate to those in effect for Continuing Employees under the Employee Plans as of immediately prior to the Effective Time. Notwithstanding the foregoing, to the extent that any Continuing Employee is covered by a CBA, the terms and conditions of such CBA shall continue to apply.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay but excluding equity or equity-based incentive compensation), except (i) to the extent that it would result in duplication of coverage or benefits for the same period of service or (ii) for purposes of any defined benefit pension plan or plan that provides retiree welfare benefits. In addition, and without limiting the generality of the foregoing, Parent will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such conditions were applicable, met or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the new year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan to be credited with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation or paid time off policies as determined by Parent and its Affiliates from time to time.

(e) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) create, modify, amend or terminate any Employee Plan or New Plan or any other benefit or compensation plan, program, agreement or arrangement; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof) or any other Person other than the Parties; or (iv) limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify, or terminate any benefit or compensation plan, program policy, contract, agreement or arrangement at any time.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters. each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) has had or would reasonably be expected have, with respect to the Company, a Company Material Adverse Effect or, with respect to Parent, a Parent Material Adverse Effect or (b) is reasonably likely to result in any of the conditions set forth in, with respect to the Company, Section 7.2(a) or Section 7.2(b) or, with respect to Parent, Section 7.3(a) or Section 7.3(b) not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.14 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided that the parties shall not be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.14; provided, further, that the restrictions set forth in this Section 6.14 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.19 Certain Arrangements. Without the prior consent of the Company Board, prior to receipt of the Company Stockholder Approval, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any Specified Arrangement, or authorize, commit or agree to enter into any Specified Arrangement.

6.20 Convertible Notes; Hedging Transactions.

(a) Convertible Notes. On and prior to the Effective Time, and within the time periods required by the terms of each Company Convertible Notes Indenture, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Company Convertible Notes), certificates, supplemental indentures and other documents that might be required thereunder, as a result of the Transactions and take all other actions that may be required under the terms of the Company Convertible Notes, the applicable Company

Convertible Notes Indentures or under applicable Law, including as a result of the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” or “Make-Whole Fundamental Change,” as such terms are defined in the applicable Company Convertible Notes Indentures. The Company shall provide copies of any such notice, certificate, supplemental indenture and other document to Parent prior to delivery thereof to the applicable trustee and holders of the Company Convertible Notes, and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which such comments the Company shall consider in good faith.

(b) Hedging Transactions. Prior to the Effective Time, the Company will use commercially reasonable efforts to cooperate with and assist Parent in terminating the Convertible Note Hedge Options and the Warrants at or as promptly as practicable following the Effective Time. Prior to the Effective Time, the Company will, and will cause its Representatives to, cooperate with and assist Parent in connection with discussions, negotiations or agreements with the counterparties to the Convertible Note Hedge Options and the Warrants with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Options or the Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Note Hedge Options or the Warrants; provided that the Company shall not be required to enter into any agreement the effectiveness of which is not conditioned upon the occurrence of the Effective Time. The Company shall also, as promptly as reasonably practicable, provide Parent and its counsel with copies of any notices or other written communications received from the counterparties to, and in respect of, the Convertible Note Hedge Options or the Warrants, and shall give Parent reasonable opportunity to review and comment on any written response to any such notice or other written communication, and shall give good faith consideration to any such comments timely provided by Parent. If requested by Parent, the Company shall use commercially reasonable efforts to engage a hedging advisor in connection with the actions set forth in the immediately preceding sentence, provided that all fees, costs or other liabilities that may be owing to any such hedging advisor that are not contingent upon the occurrence of the Closing or are payable prior to the Closing, shall be at Parent’s sole cost and expense. The Company shall not (i) enter into any binding agreements in respect of the Convertible Note Hedge Options or the Warrants, (ii) agree to any amendments, modifications or other changes to the terms of the Convertible Note Hedge Options or the Warrants, or (iii) exercise any right it may have to terminate, or to trigger an early settlement of, any of the Convertible Note Hedge Options or Warrants (other than, for the avoidance of doubt, in connection with an early conversion of any Company Convertible Notes), in each case without the prior written consent of Parent. The Company’s obligations pursuant to this Section 6.19(b) shall be subject to the provisions of Section 6.9.

(c) Certain Limitations. Notwithstanding anything to the contrary in the foregoing, the Company and its Subsidiaries shall not be required to (i) agree to any term or take any action in connection with its obligations under this Section 6.19 that is not conditioned upon consummation of the Merger or (ii) unless it has received prior full reimbursement or is otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of Parent, pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the actions contemplated by this Section 6.19 or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with such actions, in each case prior to, or that is not conditioned upon the occurrence of, the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust and Foreign Investment Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter will have occurred or been obtained (as applicable).

(c) No Prohibitive Laws or Injunctions. No Law, injunction or Order by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.4 (Requisite Stockholder Approval), Section 3.7(d) (Other Rights) and Section 3.25 (Brokers) (A) to the extent not qualified or limited by the word “material,” “materiality” or “Company Material Adverse Effect” as set forth therein, shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specific date); and (B) to the extent qualified or limited by the word “material,” “materiality” or “Company Material Adverse Effect” as set forth therein, shall be true and correct in all respects (giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects (giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) only as of such specific date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) (Capital

Stock), Section 3.7(b) (Stock Reservation and Awards) and Section 3.7(c) (Company Securities) shall be true and correct in all respects, except for any de minimis inaccuracies, on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects, except for any de minimis inaccuracies, only as of such specified date), (iii) the representations and warranties of the Company set forth in Section 3.12(b) (Absence of Certain Changes) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) CFIUS Approval. The CFIUS Approval will have been obtained without the imposition of a Burdensome Condition.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) Mutual Agreement. At any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) Order. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or Order issued by any court or other Governmental Authority of competent jurisdiction or other final and non-appealable legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) (Order) shall have used such standard of efforts as may be required pursuant to Section 6.2 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) Termination Date. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on February 5, 2025 (the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law or Foreign Investment Law) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on May 5, 2025, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the failure of the Merger to be consummated prior to the Termination Date was primarily due to or primarily caused by the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement;

(d) Requisite Stockholder Approval. By either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) Company Breach. By Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f) Company Board Recommendation Change. By Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) Parent or Merger Sub Breach. By the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);

(h) Superior Proposal. By the Company, at any time prior to receiving the Requisite Stockholder Approval, in accordance with Section 5.3(c)(ii), in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company (x) has complied with Section 5.3(b) and (y) pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination; or

(i) Parent Failure to Close. By the Company, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is three Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, and (iii) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a) (Mutual Agreement)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e)(i), no termination of this Agreement will relieve any Party from any liability for, or damage resulting from, any fraud or Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, any applicable clean team or similar arrangement, the Guarantees or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), the Surviving Corporation shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes; and (ii) sales, use, gains, real property transfer and other similar Taxes, in each case, imposed on the Company and its Subsidiaries in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (Termination Date) (provided that at the Termination Date, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(a)) and Section 7.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (y) Section 8.1(d) (Requisite Stockholder Approval) or (z) Section 8.1(e) (Company Breach); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced or provided to the Company Board or management of the Company an Acquisition Proposal, and not irrevocably (and publicly, in the case of an Acquisition Proposal that has been publicly announced) withdrawn such Acquisition Proposal at least five Business Days prior to the Company Stockholder Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(c) (Termination Date) or Section 8.1(e) (Company Breach); and (C) within 12 months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall promptly (and in any event within three Business Days) upon the earlier of entry into such definitive agreement or the consummation of such Acquisition Transaction pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) (Company Board Recommendation Change), then the Company must promptly (and in any event within three Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h) (Superior Proposal), then the Company must prior to or substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) (Parent or Merger Sub Breach) or Section 8.1(i) (Parent Failure to Close) or (ii) by the Company or Parent pursuant to Section 8.1(c) (Termination Date) (at a time at which the Company had the right to terminate this Agreement pursuant to Section 8.1(g) (Parent or Merger Sub Breach) or Section 8.1(i) (Parent Failure to Close)), then Parent shall promptly (and in any event within three Business Days) pay the Company a termination fee of $162,637,888 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Sole Remedy.

(i) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantees with respect thereto and receive the Parent Termination Fee and any other amounts from the Guarantors as may be set forth in such Guarantees) and the Company’s right to enforce its rights under the Confidentiality Agreement, the Reimbursement Obligations and the Enforcement Expenses will be the sole and exclusive remedies of the Company Related Parties against (A) Parent, Merger Sub or the Guarantors; (B) the direct or indirect former, current and future holders of any equity, controlling persons, Affiliates (other than Parent, Merger Sub or the Guarantors), Representatives, members, managers, general or limited partners, stockholders, directors, officers, employees, attorneys, agents, heirs, executors, administrators, trustees, representatives, successors and assignees of each of Parent, Merger Sub and the Guarantors or representatives of any of the foregoing (collectively, the “Parent Related Parties”); and (C) the Financing Sources or any of their Representatives, members, managers, general or limited partners, stockholders, directors, officers, employees, attorneys, agents, heirs, executors, administrators, trustees or representatives (collectively with the Financing Sources, the “Financing Source Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) and the transactions contemplated hereby and thereby (including any breach, whether a willful breach, Willful and Material Breach or otherwise), and other than Parent and Merger Sub’s obligation to pay such amounts and the corresponding obligations of the Guarantors under, and pursuant to the terms of and subject to the limitations in, the Guarantees, none of Parent, Merger Sub or any of the Parent Related Parties or the Financing Source Related Parties will have any liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) or the transactions contemplated hereby and thereby (except that Parent, Merger Sub or their applicable Affiliate party to the Confidentiality Agreement will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and the Enforcement Expenses, as applicable and subject to the Expense Cap). The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring and (y) payment of the Parent Termination Fee in accordance with this Section 8.3(c) or monetary damages of any kind. The Parent Related Parties and the Financing Source Related Parties are intended third party beneficiaries of this Section 8.3(e). In no event shall Parent, Merger Sub or the Guarantors have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the Parent Termination Fee, plus any Reimbursement Obligations and any Enforcement Expenses (subject to the Expense Cap). The Parent Termination Fee, the Reimbursement Obligations and any Enforcement Expenses (subject to the Expense Cap) shall be the maximum aggregate liability (including in the case of fraud or Willful and Material Breach) of Parent and Merger Sub hereunder (and of the Guarantors under the Guarantees). Notwithstanding anything to the contrary herein, other than the obligation of the Parent to pay the Parent Termination Fee plus any Reimbursement Obligations and any Enforcement Expenses (subject to the Expense Cap) in accordance with Section 8.3(c) and the corresponding obligations of the Guarantors under, and pursuant to the terms of and subject to the limitations in, the Guarantees, in no event will any Parent Related Party or any other Person have any liability for monetary damages to the Company, the Company Related Parties or any other Person relating to or arising out of this Agreement or the Transactions.

(ii) Parent’s receipt of the Company Termination Fee, any Enforcement Expenses, to the extent owed pursuant to Section 8.3(b) or Parent’s right to specific performance pursuant to Section 9.8, as applicable, will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates and the Parent Related Parties and the Financing Source Related Parties against the Company, the Subsidiaries of the Company, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby (including any breach, whether a willful breach, Willful and Material Breach or otherwise (except in the case of Willful and Material Breach by the Company of its obligations in Section 5.3(a))), and other than the Company’s obligation to pay such amounts, none of the Company Related Parties will have any liability or obligation to Parent or Merger Sub or any Parent Related Parties or Financing Source Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and the Enforcement Expenses, as applicable and subject to the Expense Cap or in the case of Willful and Material Breach by the Company of its obligations in Section 5.3(a)). The Parties acknowledge and agree that, while Parent may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Company Termination Fee, in no event shall Parent be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring, and (y) payment of the Company Termination Fee in accordance with Section 8.3(b). The Company Related Parties are intended third party beneficiaries of this Section 8.3(e)(ii). In no event shall the Company or any of its Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the amount of the Company Termination Fee plus any Enforcement Expenses (subject to the Expense Cap), which shall be the maximum aggregate liability of the Company and its Subsidiaries with respect to any and all claims under or relating to this Agreement and the Transactions, except in the case of Willful and Material Breach by the Company of its obligations in Section 5.3(a). Notwithstanding anything to the contrary herein, other than obligation of the Company to pay the Company Termination Fee in accordance with Section 8.3(b) and any Enforcement Expenses (subject to the Expense Cap), in no event will any Company Related Party or any other Person have any liability for monetary damages to Parent, the Parent Related Parties or any other Person relating to or arising out of this Agreement or the Transactions.

(f) Acknowledgments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(b), Parent would not have entered into this Agreement and that, without Section 8.3(c), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, the recipient Party commences a Legal Proceeding that results in a judgment against the non-paying Party for the amount set forth in Section 8.3 or any portion thereof, the non-paying Party shall pay to the recipient Party the recipient Party’s reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding (collectively, the “Enforcement Expenses”), which Enforcement Expenses (together with the Reimbursement Obligations and any amounts owed pursuant to Section 8.3(a), if applicable) shall not exceed $5 million (the “Expense Cap”). Each of the Parties acknowledges that the Company Termination

Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary contained herein, Section 8.3(e), this last sentence of Section 8.4, the last sentence of Section 9.6, Section 9.10(b), Section 9.11 and Section 9.15 (and any other provision or definition of this Agreement (including the definition of “Financing Sources” and “Financing Source Related Parties” to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “Financing Sources Protection Provisions”) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse to the Financing Sources without the prior written consent of such Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Plano HoldCo, Inc.

c/o EQT Partners Asia Pte. Limited

10 Collyer Quay #10-01

Ocean Financial Centre

Singapore 049315

Attention: Kirti Ram Hariharan

Email: kirti.hariharan@eqtpartners.com

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:  Elizabeth A. Cooper

William J. Allen

Email:  ecooper@stblaw.com

william.allen@stblaw.com

and to:

Wallbrook Pte. Ltd.

c/o GIC Special Investments Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore 068912

Attn:  Akash Kedia

Email: akashkedia@gic.com.sg

and to:

Singapore Investcorp India Pvt Ltd.

803, 3 North Avenue

Bandra Kurla Complex

Mumbai - 400051

Attn:  Akash Kedia

Email: akashkedia@gic.com.sg

and to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:  Asi Kirmayer

Email: Akirmayer@sidley.com

(b)	if to the Company (prior to the Effective Time) to:

Perficient, Inc.

555 Maryville University Drive, Suite 600

St. Louis, Missouri 63141

Attn:   Paul E. Martin, Chief Financial Officer

Email: paul.martin@perficient.com

with a copy (which will not constitute notice) to:

Perficient, Inc.

555 Maryville University Drive, Suite 600

St. Louis, Missouri 63141

Attn:   General Counsel

Email: legal@perficient.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:  Sarkis Jebejian, P.C.

Rachael G. Coffey, P.C.

Email:  sarkis.jebejian@kirkland.com

rachael.coffey@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates and the indemnification and other rights hereunder of a party may be assigned to any Financing Sources, solely for collateral security purposes effective as of or after the Closing. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that EQT Partners Asia Pte. Ltd. and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantees and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock and holders of Vested Equity Awards to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case after the Effective Time, (c) if the Closing occurs, for the right of the holders of Unvested Equity Awards to receive the Unvested Equity Award Consideration after the Effective Time in accordance with Section 2.8 and (d) as set forth in or contemplated by Section 8.3(e). Notwithstanding anything to the contrary herein, the Financing Source Related Parties will be express third-party beneficiaries of, and will be entitled to rely on and may enforce, the provisions of Section 8.3(e), the last sentence of Section 8.4, this sentence in Section 9.6, Section 9.10(b), Section 9.11, Section 9.15 and the definition of “Financing Sources” and “Financing Source Related Parties”, in each case, to the extent related to the Financing Sources, the Debt Financing or the Debt Commitment Letter.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties; provided that the parties intend that the remedies and limitations contained in Section 8.3(e), Section 9.8(b) and Section 9.12 be construed as an integral provision of this Agreement and as such, this Agreement cannot be enforced without such sections. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(d)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Parent Termination Fee or any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including the Company’s right to specific performance to cause Parent and Merger Sub to comply with Section 6.5); (C) the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement (subject to Section 8.3(e)) is not intended to and does not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections, other than those based on the limitations of a Party’s right to such relief under this Agreement and the Equity Commitment Letters, to (I) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (II) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that, subject to the limitations set forth in this Agreement, including the last sentence of Section 9.8(a), unless and until any such relief is granted,

(x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding Section 9.8(b)(i), or anything in this Agreement to the contrary, but subject in all respects to this Section 9.8(b)(ii), it is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the Guarantors’ obligation to fund the Equity Financing in accordance with and subject to the terms, conditions and limitations set forth in the Equity Commitment Letters if, and only if, (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which could be satisfied if the Closing were to occur), (ii) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3, (iii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof or will be funded in full at the Closing in accordance with the terms and conditions thereof (for the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including any breach of Section 6.5), the Company shall not be entitled to enforce Parent’s and Merger Sub’s obligation to consummate the Transactions and the Guarantors’ obligation to provide the Equity Financing pursuant to this Section 9.8) and (iv) the Company has irrevocably confirmed in writing that (x) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that they would be willing to waive any unsatisfied conditions in Section 7.3 and (y) if specific performance is granted and the Equity Financing and Debt Financing are funded, the Company is ready, willing and able to consummate the Merger and the Closing and take all actions that are required of it by this Agreement to consummate the Merger and the Closing pursuant to the terms of this Agreement.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantees, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantees or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantees or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantees or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any of the Financing Source Related Parties under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to any Debt Financing), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State (without regard to conflict of law principles that would result in the application of any Law other than the law of the State of New York, except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) and each of the Parties agrees that it will not bring or support any such action against the Financing Source Related Parties in any forum other than any New York state or federal court located in the Borough of Manhattan in the City of New York. The Parties hereto further agree that all of the provisions of Section 9.11 related to waiver of jury trial shall apply to any Legal Proceeding, cause of action, claim, cross-claim or third-party claim referenced in this sentence.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEES, THE FINANCING LETTERS OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11. EACH PARTY ACKNOWLEDGES THAT THE WAIVER OF RIGHTS TO TRIAL BY JURY SET FORTH IN THIS SECTION 9.11 APPLIES TO ANY CLAIM, SUIT, ACTION OR PROCEEDING RELATING TO THE DEBT FINANCING AND OR INVOLVING DEBT FINANCING SOURCE RELATED PARTIES.

9.12 No Recourse.

(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party to assert a claim against such officer in his or her individual capacity.

(b) The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than in each case, Parent and Merger Sub to the extent provided herein, or the Guarantors pursuant to the Guarantees (to the extent and subject to the terms provided therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities. Each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Company Related Parties and that none of the Company Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to Parent, Merger Sub, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, the Company to the extent provided herein. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

(c) The Company (on behalf of itself, its Subsidiaries and its Representatives) hereby waives any claims or rights against any Financing Source Related Party relating to or arising out of the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source Related Party will have any liability for any claims or damages to the Company, its Subsidiaries or its Representatives in connection with the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions. Notwithstanding the foregoing, nothing in this Section 9.12(c) will in any way limit or modify the rights of Parent under this Agreement or the Debt Commitment Letter or the obligations of any Financing Source Related Party under the Debt Commitment Letter owing to Parent or its respective Affiliates party to the Debt Commitment Letter.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding

Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face; provided that, with respect to Section 3.12(b), only items (if any) disclosed against Section 3.12(b) of the Company Disclosure Letter shall be deemed disclosure with respect to Section 3.12(b).

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Exculpation of Financing Source Related Parties. Notwithstanding anything to the contrary contained herein, (a) the Company (on behalf of itself, its Subsidiaries and its Representatives) hereby waives any claims or rights against any Financing Source relating to or arising out of the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise and (b) in furtherance and not in limitation of the foregoing waivers and agreements in clause (a), it is acknowledged and agreed (in furtherance and not in limitation of the foregoing waivers and agreements in clause (a), it is acknowledged and agreed no Party (other than, in the case of Parent as a party to the Debt Commitment Letter, pursuant to the Debt Commitment Letter) shall have any rights or claims against any Financing Source Related Party, nor shall any Financing Source Related Party have any obligation or liability whatsoever to any Party (other than, in the case of Parent as to the Debt Commitment Letter, pursuant to the Debt Commitment Letter), relating to or arising out of or in connection with this Agreement, the Financing (including the Debt Commitment Letter) or the transactions contemplated hereby or thereby or in the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source Related Party; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under any document related to the Debt Financing. In addition, in no event will any Financing Source Related Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PLANO HOLDCO, INC.

By:

/s/ Ezekiel Daniel Arlin
Name: Ezekiel Daniel Arlin
Title: Vice President and Secretary

PLANO BIDCO, INC.

By:

/s/ Ezekiel Daniel Arlin
Name: Ezekiel Daniel Arlin
Title: Vice President and Secretary

PERFICIENT, INC.

/s/ Thomas J. Hogan
Name: Thomas J. Hogan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERFICIENT, INC.

FIRST. The name of the Corporation is Perficient, Inc.

SECOND. The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”).

SIXTH. Unless and except to the extent that the Bylaws shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in right of the Corporation. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH. Except as otherwise agreed in writing between a director of the Corporation and the Corporation, or as provided below, to the fullest extent permitted by law, (a) no director of the Corporation (other than any director thereof who is an executive officer of the Corporation) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director of the Corporation shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director thereof who is an executive officer of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless and until the Corporation notifies the stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DCGL shall not apply to the Corporation.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Exhibit 99.1

Perficient to be Acquired by EQT for Approximately $3.0 Billion

Reports First Quarter Fiscal Year 2024 Financial Results

ST. LOUIS, May 5, 2024 – Perficient, Inc. (Nasdaq: PRFT) (“Perficient” or “the Company”), a leading global digital consultancy transforming the world’s largest enterprises and biggest brands, today announced that it has entered into a definitive agreement to be acquired by an affiliate of BPEA Private Equity Fund VIII (“EQT Asia”), part of EQT AB, a purpose-driven global investment organization, in an all-cash transaction that values Perficient at an enterprise value of approximately $3.0 billion.

Under the terms of the agreement, Perficient stockholders will receive $76.00 per share in cash for each share of common stock owned as of the closing of the transaction. The purchase price represents a 75% premium to Perficient’s closing stock price on April 29, 2024, the last unaffected trading day prior to the transaction announcement, and a 51% premium to the Company’s 30-day volume-weighted average share price for the period ending April 29, 2024.

“Today’s announcement is the result of a comprehensive review by the Board to maximize value for the company and its shareholders,” said Jeffrey Davis, Chairman of the Board of Perficient. “We are proud of the role Perficient plays in delivering big thinking and innovative ideas, along with a practical approach to help the world’s largest enterprises and biggest brands succeed. With this agreement with EQT, we will provide our shareholders with compelling, certain cash value for their shares while continuing to support our clients in exceeding expectations, outpacing the competition, and growing their businesses.”

“Today marks a momentous next step for our company,” said Tom Hogan, President and CEO of Perficient. “This is an exciting new chapter that would not have been possible without our employees’ hard work and dedication to our clients, partners, and other stakeholders. EQT’s vision for Perficient aligns directly with ours, and I look forward to partnering with them as we continue on our global growth journey.”

Hari Gopalakrishnan, Partner within the EQT Private Capital Asia advisory team said, “Perficient is well known for its world class end-to-end digital consulting capabilities, and unmatched global delivery. In recent years, the Perficient team has been successful in expanding the scope of their offerings, and we look forward to supporting them in driving further growth. We have significant experience investing in the digital technology space, and I am confident that this exciting partnership will help strengthen Perficient’s unique position in the marketplace.”

Transaction Details

The transaction, which has been unanimously approved by Perficient’s Board of Directors, is expected to close by the end of 2024, subject to customary closing conditions, including approval by Perficient stockholders and receipt of regulatory approvals. The transaction is not subject to a financing condition.

Upon completion of the transaction Perficient’s shares will no longer trade on the NASDAQ, and Perficient will become a private company. In addition, Perficient’s headquarters will remain in St. Louis, Tom Hogan will continue as CEO, and the current management team will continue to lead Perficient.

First Quarter 2024 Financial Results

In a separate press release issued today, Perficient announced its first quarter 2024 financial results. The press release is available via Perficient’s website under the Investor Relations section. In light of the announced transaction with EQT Asia, Perficient has canceled the scheduled conference call.

Advisors

BofA Securities is serving as lead financial advisor and Wells Fargo as financial advisor to Perficient in connection with the transaction. Kirkland & Ellis LLP is serving as Perficient’s legal advisor. J.P. Morgan and TD Securities are serving as financial advisors to EQT, and Simpson Thacher & Bartlett LLP is acting as legal advisor.

About Perficient

Perficient is the leading global digital consultancy. We imagine, create, engineer, and run digital transformation solutions that help our clients exceed customers’ expectations, outpace competition, and grow their business. With unparalleled strategy, creative, and technology capabilities, we bring big thinking and innovative ideas, along with a practical approach to help the world’s largest enterprises and biggest brands succeed. Traded on the Nasdaq Global Select Market, Perficient is a member of the Russell 2000 index and the S&P SmallCap 600 index. For more information, visit www.perficient.com.

About EQT

EQT is a purpose-driven global leading investment organization with EUR 242 billion in total assets under management (EUR 132 billion in fee-generating assets under management), within two business segments – Private Capital and Real Assets. EQT owns portfolio companies and assets in Europe, Asia-Pacific and the Americas and supports them in achieving sustainable growth, operational excellence and market leadership.

More info: www.eqtgroup.com

Follow EQT on LinkedIn, X, YouTube and Instagram

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving Perficient, Inc. and an affiliate of BPEA Private Equity Fund VIII (“EQT Asia”). In connection with the proposed merger, Perficient intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary and definitive proxy statement on Schedule 14A. Following the filing of the definitive proxy statement (the “proxy statement”) with the SEC, Perficient will mail the proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PERFICIENT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE THEREIN WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the proxy statement (when available) and other documents filed by Perficient with the SEC, without charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Perficient will be available free of charge on Perficient’s website www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

Perficient and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about its directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Compensation of Directors,” “Compensation of Executive Officers,” and “Security Ownership of Certain Beneficial Owners and Management” contained in the proxy statement for the Perficient 2024 Annual Stockholder Meeting filed with the SEC on April 17, 2024 (the “2024 Annual Meeting Proxy Statement”). To the extent that Perficient’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2024 Annual Meeting Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant materials regarding the proposed merger to be filed with the SEC or incorporated by reference therein when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Safe Harbor Statement

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the proposed merger. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Perficient management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Perficient. These forward-looking statements are subject to a number of risks and uncertainties, including the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect Perficient’s business and the market price of Perficient common stock; timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Perficient stockholders may not approve the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Perficient common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; restrictions imposed on Perficient’s business during the pendency of the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Perficient to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Perficient Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Perficient from time to time with the SEC. These filings, when available, are available on the investor relations section of the Perficient website at www.perficient.com or on the SEC’s website at www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Perficient presently does not know of or that Perficient currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof. Perficient assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts

Bill Davis, Senior Vice President

314-529-3555

Bill.Davis@perficient.com

EQT Press Office

press@eqtpartners.com